UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No._)

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HOMETRUST BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 5, 2020

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of HomeTrust Bancshares, Inc., we cordially invite you to attend our annual meeting of stockholders. The meeting will be held at 10:00 a.m., local time, on Monday, November 16, 2020, at the Renaissance Hotel, located at 31 Woodfin Street, Asheville, North Carolina. As part of our precautions regarding the COVID-19 pandemic, we are planning for the possibility that the annual meeting may be held solely by means of remote communication (commonly referred to as a “virtual” meeting). If we determine to make the annual meeting virtual, we will announce the decision to do so in advance, and provide information on how to participate in a press release, which will be filed with the Securities and Exchange Commission as additional proxy soliciting material.

An important aspect of the annual meeting process is the stockholder vote on corporate business items. I urge you to exercise your rights as a stockholder to vote and participate in this process. Stockholders are being asked to consider and vote upon: (1) the election of three directors of the Company; (2) an advisory (non-binding) vote on executive compensation (commonly referred to as a “say on pay vote”); and (3) the ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent auditors for the fiscal year ending June 30, 2021.

This year we are again using a Securities and Exchange Commission rule to furnish our proxy statement, Annual Report and proxy card over the internet to stockholders.  This means that stockholders will not receive paper copies of these documents.  Instead, stockholders will receive only a notice containing instructions on how to access the proxy materials over the internet.  This rule allows us to lower the costs of delivering the annual meeting materials and reduce the environmental impact of the meeting.  If you would like to receive printed copies of the materials, the notice contains instructions on how you can request printed copies.

Regardless of whether you plan to attend the annual meeting in person, please read the accompanying proxy statement and then vote by internet, telephone or mail as promptly as possible. Voting promptly will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

Your Board of Directors and management are committed to the continued growth and success of HomeTrust Bancshares, Inc. and the enhancement of your investment. As Chairman and Chief Executive Officer, I greatly appreciate your confidence and support.

Very truly yours, /s/ Dana L. Stonestreet Dana L. Stonestreet Chairman of the Board, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 16, 2020

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of HomeTrust Bancshares, Inc. will be held as follows:

TIME AND DATE	10:00 a.m. local time Monday, November 16, 2020
PLACE**	Renaissance Hotel 31 Woodfin Street Asheville, North Carolina
ITEMS OF BUSINESS	(1)	The election of three directors.
	(2)	An advisory (non-binding) vote on executive compensation (commonly referred to as a “say on pay vote”).
	(3)	The ratification of the appointment of Dixon Hughes Goodman LLP as HomeTrust Bancshares, Inc.’s independent auditors for the fiscal year ending June 30, 2021.
RECORD DATE	Holders of record of HomeTrust Bancshares, Inc. common stock at the close of business on September 18, 2020 are entitled to vote at the annual meeting or any adjournment or postponement thereof.
PROXY VOTING

It is very important that your shares be represented and voted at the annual meeting. Regardless of whether you plan to attend the annual meeting in person, please read the accompanying proxy statement and then vote by internet, telephone or mail as promptly as possible.

** As part of our precautions regarding the coronavirus (COVID-19) pandemic, we are planning for the possibility that the annual meeting may be held solely by means of remote communication (commonly referred to as a “virtual” meeting).  If we determine to make the annual meeting virtual, we will announce the decision to do so in advance, and provide information on how to participate, in a press release, which will be filed with the Securities and Exchange Commission as additional proxy soliciting material.

BY ORDER OF THE BOARD OF DIRECTORS /s/ Dana L. Stonestreet DANA L. STONESTREET Chairman of the Board, President and Chief Executive Officer

Asheville, North Carolina

October 5, 2020

HOMETRUST BANCSHARES, INC.

10 Woodfin Street

Asheville, North Carolina 28801

(828) 259-3939

_______________________________

PROXY STATEMENT

_______________________________

INTRODUCTION

The HomeTrust Bancshares, Inc. Board of Directors is using this proxy statement to solicit proxies from the holders of the Company’s common stock for use at the Company’s upcoming annual meeting of stockholders. The annual meeting of stockholders will be held at 10:00 a.m., local time, on Monday, November 16, 2020 at the Renaissance Hotel, located at 31 Woodfin Street, Asheville, North Carolina. As part of our precautions regarding the COVID-19 pandemic, we are planning for the possibility that the annual meeting may be held solely by means of remote communication (commonly referred to as a “virtual” meeting). If we determine to make the annual meeting virtual, we will announce the decision to do so in advance, and provide information on how to participate in a press release, which will be filed with the Securities and Exchange Commission (the “SEC”) as additional proxy soliciting material.

At the meeting, stockholders will be asked to vote on three proposals. The proposals are set forth in the accompanying Notice of Annual Meeting of Stockholders and are described in more detail below. Stockholders also will consider any other matters that may properly come before the meeting or any adjournment or postponement of the meeting, although the Board of Directors knows of no other business to be presented. HomeTrust Bancshares, Inc. is referred to in this proxy statement from time to time as the “Company,” “HomeTrust Bancshares,” “we,” “us” or “our.” Certain of the information in this proxy statement relates to HomeTrust Bank (sometimes referred to as the “Bank”), a wholly owned subsidiary of the Company.

We have decided to again use the “Notice and Access” rule adopted by the SEC to provide access to our proxy materials over the internet instead of mailing printed copies of the proxy materials to each stockholder. As a result, on or about October 5, 2020, we mailed to all stockholders a “Notice of Internet Availability of Proxy Materials” that tells them how to access and review the information contained in the proxy materials and how to vote their proxies over the internet.  You will not receive printed copies of the proxy materials in the mail unless you request them by following the instructions included in the Notice of Internet Availability of Proxy Materials.

By submitting your proxy, either by executing and returning the accompanying proxy card or by voting electronically via the internet or by telephone, you are authorizing the Company’s Board of Directors to represent you and vote your shares at the meeting in accordance with your instructions. The Board of Directors also may vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the meeting.

This proxy statement and the accompanying materials are first being made available to stockholders on or about October 5, 2020.

Your proxy vote is important. Whether or not you plan to attend the meeting, please vote your proxy by internet, telephone or mail as promptly as possible.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be asked to vote on the following proposals:

Proposal 1.	The election of three directors of the Company.
Proposal 2.	An advisory (non-binding) vote on executive compensation (the “Say on Pay Vote”).
Proposal 3.	The ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent auditors for the fiscal year ending June 30, 2021.

Stockholders also will transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting. Members of our management team will be present at the meeting to respond to appropriate questions from stockholders.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote FOR the election of the director nominees named in this proxy statement, FOR the Say on Pay Vote and FOR the ratification of the appointment of Dixon Hughes Goodman LLP.

Who is entitled to vote?

The record date for the meeting is September 18, 2020. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting. The only class of stock entitled to vote at the meeting is the Company’s common stock. Each outstanding share of common stock is entitled to one vote for all matters before the meeting; provided, however, that pursuant to Section D of Article 5 of the Company’s charter, no person who beneficially owns more than 10% of the shares of the Company’s common stock outstanding as of the record date may vote shares in excess of that amount. At the close of business on the record date there were 17,020,724 shares of common stock outstanding.

What if my shares are held in “street name” by a broker?

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker nevertheless will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote your shares with respect to any “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” Whether an item is discretionary is determined by the exchange rules governing your broker. It is expected that the ratification of the appointment of Dixon Hughes Goodman LLP will be considered a discretionary item and that each of the other proposals will be considered a non-discretionary item.

What if I hold shares through an account under the HomeTrust Bank KSOP?

Each participant in the HomeTrust Bank KSOP (the “KSOP”) may instruct the KSOP trustee how to vote the shares of common stock held in the participant’s KSOP account. If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote the participant’s shares in accordance with the instructions. Where properly executed voting instruction cards are returned to the trustee with no specific instruction as to how to vote at the annual meeting, the trustee will vote the shares FOR the election of the director nominees named in this proxy statement, FOR the Say on Pay Vote and FOR the ratification of the appointment of Dixon Hughes Goodman LLP. In the event the participant fails to give timely voting instructions to the trustee with respect to the voting of the shares of common stock held in the participant’s KSOP account, and in the case of shares held by the KSOP but not allocated to any participant’s account, the trustee will vote such shares in the same proportion as directed by the participants who directed the trustee as to the manner of voting the shares held in their KSOP accounts with respect to each proposal.

How many shares must be present to hold the meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of at least one-third of the shares of the Company’s common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.

How do I vote?

1. You may vote by mail. If you properly complete and sign the proxy card, it will be voted in accordance with your instructions.

2. You may vote by telephone. If you are a registered stockholder, that is, if you hold your stock in your own name, you may vote by telephone by following the instructions included on the proxy card. If you vote by telephone, you do not have to mail in your proxy card.

3. You may vote on the internet. If you are a registered stockholder, that is, if you hold your stock in your own name, you may vote on the internet by following the instructions included on the proxy card. If you vote on the internet, you do not have to mail in your proxy card.

4. You may vote in person at the meeting. If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of the Company’s common stock on September 18, 2020, the record date for voting at the annual meeting.

Can I vote by telephone or on the internet if I am not a registered stockholder?

If your shares are held in “street name” by a broker or other nominee, you should check the voting form used by that firm to determine whether you will be able to vote by telephone or on the internet.

Can I change my vote after I submit my proxy?

If you are a registered stockholder, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:

•	signing another proxy with a later date;
•	voting by telephone or on the internet -- your latest telephone or internet vote will be counted;
•	giving written notice of the revocation of your proxy to the Corporate Secretary of the Company prior to the annual meeting; or
•	voting in person at the annual meeting.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your nominee to change those instructions.

What if I do not specify how my shares are to be voted?

If you are a registered stockholder and you submit an executed proxy but do not indicate any voting instructions, your shares will be voted:

•	FOR the election of the three director nominees named in this proxy statement;

•	FOR the Say on Pay Vote; and

•	FOR the ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent auditors for the fiscal year ending June 30, 2021.

Will any other business be conducted at the annual meeting?

The Board of Directors knows of no other business that will be conducted at the meeting. If any other business properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to approve the proposals?

Director nominees who receive the highest number of votes for the positions to be filled will be elected. Approval of each of the Say on Pay Vote and the ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent auditors requires the affirmative vote of a majority of the votes cast on the matter.

How will withheld votes and abstentions be treated?

If you withhold authority to vote for one or more director nominees or if you abstain from voting on any other proposal, your shares will still be included for purposes of determining whether a quorum is present. If you abstain from voting on any proposal other than the election of directors, your shares will be not be included in the number of shares voting on that proposal and, consequently, your abstention will have no practical effect on that proposal.

How will broker non-votes be treated?

Shares treated as broker non-votes on one or more proposals will be included for purposes of calculating the presence of a quorum. Otherwise, shares represented by broker non-votes will be treated as shares not entitled to vote on a proposal. Consequently, broker non-votes will have no effect on the election of directors or any other proposal.

Who can I call if I have questions?

If you have any questions, you can call Tony J. VunCannon, Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer at 828-350-3049.

STOCK OWNERSHIP

As of September 18, 2020, there were 17,020,724 shares of the Company’s common stock outstanding. The following table sets forth, as of September 18, 2020, certain information as to each person known by management to be the beneficial owner of more than five percent of the outstanding shares of our common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

BlackRock, Inc. 55 East 52nd Street New York, New York 10055	1,217,147(1)	7.15%

HomeTrust Bank KSOP 10 Woodfin Street Asheville, North Carolina 28801	1,093,823 (2)	6.43%

Impax Asset Management Group plc et al. 30 Panton Street, 7th Floor SW1Y 4AJ London, United Kingdom	1,007,672(3)	5.92%

_______________

(1)	As reported by BlackRock, Inc. in a Schedule 13G filed with the SEC on February 5, 2020. BlackRock, Inc. reported having sole voting power with respect to 1,179,667 shares and sole dispositive power with respect to 1,217,147 shares.
(2)	Each KSOP participant may instruct the KSOP trustee how to vote the shares of common stock held in the participant’s KSOP account. In the event the participant fails to give timely voting instructions to the trustee with respect to the voting of the shares of common stock held in the participant’s KSOP account, and in the case of shares held by the KSOP but not allocated to any participant’s account, the trustee will vote such shares in the same proportion as directed by the participants who directed the trustee as to the manner of voting the shares held in their KSOP accounts with respect to each proposal.
(3)	As reported by Impax Asset Management Group plc and Impax Asset Management LLC in a Schedule 13G filed with the SEC on February 14, 2019. Impax Asset Management Group plc and Impax Asset Management LLC each reported having sole voting and dispositive power with respect to 1,007,672 shares.

The following table sets forth, as of September 18, 2020, certain information as to the shares of common stock beneficially owned by our current directors and named executive officers and by all current directors and executive officers as a group. The address of each person in the table is: c/o HomeTrust Bancshares, Inc., 10 Woodfin Street, Asheville, North Carolina 28801.

Name	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Class(6)

Sidney A. Biesecker	58,617	(3)	0.34%
Marty T. Caywood	37,228	(3)	0.22
J. Steven Goforth	70,116		0.41
Paula C. Labian	11,875		0.07
Robert E. James, Jr.	17,182		0.10
Laura C. Kendall	24,107		0.14
Craig C. Koontz	57,236		0.34
Rebekah M. Lowe	0		0.00
F.K. McFarland, III	52,907	(4)	0.31
Dana L. Stonestreet	544,034	(3)(5)	3.15
John A. Switzer	2,107		0.01
Tony J. VunCannon	158,236	(3)	0.92
C. Hunter Westbrook	174,899	(3)	1.02
Richard T. Williams	24,107		0.14
Directors and Executive Officers as a Group (16 persons)	1,288,972	(3)	7.29

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(1)	Amounts include shares held directly, as well as shares held jointly with family members, in retirement accounts, in a fiduciary capacity, by certain family members, by certain related entities or by trusts of which the directors and executive officers are trustees or substantial beneficiaries, with respect to which shares the respective director or executive officer may be deemed to have sole or shared voting and/or dispositive powers. The holders may disclaim beneficial ownership of the included shares which are owned by or with family members, trusts or other entities.
(2)	Included in the shares beneficially owned by the directors and executive officers are options to purchase shares of the Company’s common stock which are currently exercisable or which will become exercisable within 60 days after September 18, 2020, as follows: Mr. Biesecker – 25,700 shares; Mr. Caywood – 11,000 shares; Mr. Goforth – 43,700 shares; Ms. Labian – 5,000 shares; Mr. James – 8,000 shares; Ms. Kendall – 8,000 shares; Mr. Koontz – 25,700 shares; Mr. McFarland – 23,700 shares; Mr. Stonestreet – 262,200 shares; Mr. VunCannon – 90,500 shares; Mr. Westbrook – 114,000 shares; Mr. Williams – 8,000 shares; and all directors and executive officers as a group – 665.500 shares.
(3)	Includes shares held in KSOP accounts, as follows: Mr. Biesecker – 2,019 shares; Mr. Caywood– 21,779 shares; Mr. Stonestreet – 66,229 shares; Mr. VunCannon – 25,430 shares; Mr. Westbrook – 4,444 shares; and all directors and executive officers as a group – 123,698 shares.
(4)	Includes 3,800 shares held by Mr. McFarland’s spouse.
(5)	Includes 30,000 shares held by Mr. Stonestreet’s spouse.
(6)	Shares subject to options that are currently exercisable or that will become exercisable within 60 days after September 18, 2020 are deemed outstanding for purposes of calculating the percentage ownership of the person holding those options but are not treated as outstanding for purposes of calculating the percentage ownership of any other person.

PROPOSAL I
ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of ten members but will be reduced to nine members upon the mandatory retirement of J. Steven Goforth as a director effective at the completion of the annual meeting. Approximately one-third of the Company’s directors are elected annually. Directors of the Company are elected to serve for a three-year term or until their respective successors are elected and qualified.

The following table sets forth certain information regarding the composition of the Company’s Board of Directors, including each director’s term of office. The Board of Directors, acting on the recommendation of the Governance and Nominating Committee, has recommended and approved the nominations of Robert E. James, Jr., Craig C. Koontz and F.K. McFarland, III to serve as directors, each for a term of three years to expire at the annual meeting of stockholders to be held in fiscal 2024, following the Company’s fiscal year ending June 30, 2023. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the authority to vote for a nominee is withheld) will be voted at the annual meeting FOR the election of these director nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend, acting on the recommendations of the Governance and Nominating Committee. Except as disclosed in this proxy statement, there are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.

Name	Age(1)	Position(s) Held in the Company and the Bank	Director Since(2)	Term of Office Expires in Fiscal

NOMINEES

Robert E. James, Jr.	69	Director	2016	2024
Craig C. Koontz	70	Director	2010	2024
F. K. McFarland, III	63	Director	2003	2024

DIRECTORS REMAINING IN OFFICE

Sidney A. Biesecker	69	Director	2010	2022
John A. Switzer	63	Director	2019	2022
Richard T. Williams	67	Director	2016	2022
Laura C. Kendall	68	Director	2016	2023
Rebekah M. Lowe	61	Director	2020	2023
Dana L. Stonestreet	66	Chairman, President and Chief Executive Officer	2007	2023

_________________________

(1)	As of June 30, 2020.
(2)	Includes service as a director of the Bank.

Mandatory Director Retirement Bylaw Provision

Article II, Section 12 of the Company’s bylaws provides generally that a person who is not an employee of the Company or any of its subsidiaries and is (a) 72 years of age or older and was a director of the Company on April 30, 2018 or (b) 70 years of age or older and was not a director of the Company on April 30, 2018, shall not be eligible for election, re-election, appointment or re-appointment to the Company’s Board of Directors and shall also not be eligible to continue to serve as a director beyond the annual meeting of stockholders of the Company immediately following the non-employee director becoming 72 or 70 years of age, as applicable.

Article II, Section 12 grants the Board discretion to exempt a non-employee director who (a) was a director of the Company on June 30, 2013 and April 30, 2018 and (b) is between 72 and 74 years of age, from mandatory retirement until the Company’s next annual meeting of stockholders. This discretion may be exercised by the Board only if it finds that the exemption is in the best interest of the Company based on the qualifications considered in the selection of directors.

Article II, Section 12 prohibits a person who is 75 years of age or older and who is an employee of the Company or any of its subsidiaries from being elected, re-elected, appointed or re-appointed to the Board or continuing to serve as a director beyond the annual meeting of stockholders of the Company immediately following the director becoming age 75.

Board Refreshment and Diversification

Upon completion of the annual meeting, five of our nine directors - representing a majority of the Board - will be individuals who became directors of the Company less than five years ago. Of these five newer directors:

•	two are women (40% of newer directors);
•	one is African-American (20% of newer directors); and
•	all are independent (100% of newer directors).

Our Board has been greatly enhanced by the fresh and diverse perspectives of these directors.

Business Experience and Qualifications of Our Directors

The business experience of each of our directors for at least the past five years and the experience, qualifications, attributes, skills and areas of expertise of each director that further supports his or her service as a director are set forth below. Unless otherwise indicated, each director has held his or her current occupation and employment position for the past five years.

Robert E. James, Jr. Mr. James has over 42 years of experience in the banking industry and is currently President of Robert E. James Advisors, LLP. In this capacity he works with CEOs and other executives of public and private companies to improve company performance and their leadership skills. From 2012 to 2015, he has worked for Grant Thornton LLP as a Senior Advisor in their Banking and Securities Industry Practice. Prior to 2012, he worked for Fifth Third Bank, North Carolina (President and CEO 2008-2012), First Charter Corporation (President and CEO 2004-2008; Chief Banking Officer 1999-2004), and Centura Banks, Inc. (Executive Vice President 1989-1999). He is a current board member for the Salvation Army, Charlotte Area Command. In addition, he has served as Vice-Chair for the Board of Directors of Fifth Third Bank, North Carolina (2011-2014), served on the Board of Directors of the North Carolina Bankers Association (Chair 2007-2008), served as a board member for UNC Chapel Hill – Board of Visitors and has served as Chairman of the Staff-Parish Relations Committee, and a member of the Executive Committee, for Providence United Methodist Church in Charlotte. Mr. James joined the Board effective April 1, 2016 after having served as an advisory director of HomeTrust Bancshares and HomeTrust Bank since October 1, 2015.

Mr. James’s many years of experience in the banking industry, including having served as a CEO and in other senior executive positions, make him a valuable member of the Board.

Craig C. Koontz. In June 2016, Mr. Koontz retired as Eastern Region Director of Information Technology of Atrium Windows and Doors, Inc., a manufacturer of residential vinyl and aluminum windows and patio doors, a position he held since 2011. Prior to being promoted to that position, Mr. Koontz served as IT Director for Atrium's North Carolina operations since 2002. From 1999 to 2002, Mr. Koontz served as Corporate IT Project Manager for Lifestyle Furnishings International, and from 1978 to 1999 served as Vice President of Information Technology and Customer Service for Lexington Furniture Industries. In addition, Mr. Koontz currently serves as an elder of Lexington’s First Presbyterian Church and volunteers for Crisis Ministry of Davidson County. Mr. Koontz has also served as President of the Lexington Rotary Club, President of Hospice of Davidson County, and Chairman of the Lexington City Board of Education. Mr. Koontz has served as a director of Industrial Federal Bank since 1990. Mr. Koontz became a director of HomeTrust Bank in 2010.

Mr. Koontz worked in the information technology field for over 45 years, 40 of which involved supporting systems that provide information used in financial reporting systems. This has given Mr. Koontz a sound understanding of internal and external auditing matters, especially with regard to information technology. Coupled with his knowledge of and experience with information technology matters in general, this has made Mr. Koontz a valued member of the Board.

F.K. McFarland, III. Mr. McFarland has served as President of McFarland Funeral Chapel, Inc. Mr. McFarland has served on a number of other community boards, including the board of trustees of St. Luke's Hospital, the zoning board for Tryon, North Carolina, the Hospice of the Carolina Foothills, the Polk County, North Carolina Chamber of Commerce, the American Cancer Society – Polk County Unit (as Chairman) and the Forbes Foundation, a philanthropic organization. Mr. McFarland joined the Board of Directors of HomeTrust Bank in 2003.

Mr. McFarland adds value to the Board through his experience as a small business owner and operator for over 30 years and his strong ties to the local community from his other board service.

Sidney A. Biesecker. On January 31, 2015, Mr. Biesecker retired as Senior Vice President of HomeTrust Bank and President for HomeTrust Bank's Industrial Federal Bank division, positions he had held since HomeTrust Bank's acquisition of Industrial Federal Bank in February 2010. Prior to the acquisition, Mr. Biesecker held various officer positions for Industrial Federal Bank since 1974, including President and Chief Executive Officer since 1990. Mr. Biesecker has served as a director of Industrial Federal Bank since 1992. Mr. Biesecker was appointed to the Board of Directors of HomeTrust Bank in 2010. Mr. Biesecker has served on the boards and committees of numerous community organizations. Mr. Biesecker currently serves on the Executive Committee and as an advisory director of the Lexington Housing Community Development Corporation for Davidson County, North Carolina.

From over 40 years working for Industrial Federal Bank, Mr. Biesecker brings to the Board extensive knowledge of nearly all areas of banking operations and experience in all aspects of risk management.

John A. Switzer. Mr. Switzer recently retired as the Managing Partner of the Charlotte office of KPMG LLP, and the Market Leader for KPMG’s Coastal Business Unit, encompassing offices in the Carolinas, Florida, and Puerto Rico. Over his 38-year career at the firm, he held various leadership roles which also included serving as the Managing Partner of the Cleveland, Louisville, and Lexington, Kentucky offices, as well as other leadership roles within the firm. Throughout his career, Mr. Switzer served as the lead audit partner for numerous publicly traded global and domestic companies in multiple industries. Mr. Switzer is a director of Barings BDC, Inc., a publicly traded business development company, where he has served as the audit committee chairman. He also is a director of CTE (Carolina Tractor and Equipment Company) and a current board member for the Foundation for the Mint Museum and the National Association of Corporate Directors Carolinas Chapter. In addition, he has served on numerous other not-for-profit boards in several cities throughout his career. Mr. Switzer joined the Board effective September 3, 2019 after having served as an advisory director of HomeTrust Bancshares and HomeTrust Bank since January 1, 2019.

Mr. Switzer’s background as a business leader, a CPA and a lead audit partner for public companies, as well as his extensive board experience, is of great benefit to our board of directors.

Richard T. Williams. Mr. Williams recently retired as Vice President (“VP”) of Corporate Community Affairs at Duke Energy Corporation and President of the Duke Energy Foundation. Over his 37-year career at Duke Energy Corporation, he held various leadership roles which included VP of Environmental, Health & Safety (2008-2012), VP of Enterprise Field Services (2006-2008), VP of Diversity & Talent Management (2004-2006), VP of Diversity, Ethics & Compliance and Chief Compliance Officer, (2002-2004), and VP of Business & Community Relations (1997-2002). Mr. Williams is a director of Coca-Cola Consolidated, Inc. He also is a current board member for Atrium Health, Central Piedmont Community College, National Association of Corporate Directors – Carolinas Chapter and Hope Haven, Inc. In addition, he has served on various other boards throughout his career, including UNC Chapel Hill - Board of Trustees (Chair 2003-2005), Chapel Hill Chamber of Commerce (Chair 1995-1996), UNC General Alumni Association (Chair 2002), Durham Chamber of Commerce (Chair 2002), Greater Charlotte YMCA (Chair 2011-2013), The Mint Museum (Chair 2011-2013), and Bank of Commerce (2008-2014). Additionally, he was recently recognized as one of the Top 100 directors for 2020 nationally by the National Association of Corporate Directors and was named one of 2015’s “Heroes of the Fortune 500” for good works by employees of the nation’s largest companies. North Carolina’s Governor also conferred the Order of the Long Leaf Pine on Mr. Williams, one of North Carolina’s most prestigious honors. Mr. Williams joined the Board effective April 1, 2016 after having served as an advisory director of HomeTrust Bancshares and HomeTrust Bank since October 1, 2015.

Mr. Williams brings to the Board extensive business experience gained from a variety of leadership roles within a large organization, as well as strong ties to the local community.

Laura C. Kendall. Ms. Kendall is a Senior Managing Director at Aurora Management Partners and has over 40 years of financial and management experience. She has been with Aurora Management Partners since 2013 and prior to that worked in numerous leadership roles with Tanner Companies LLC (President 2008-2013; Chief Operating Officer 2006-2008; and Chief Financial Officer 2003-2006), CFOdynamics LLC (CEO 2002-2003), Delhaize America, Inc. (CFO 1999-2002), and its subsidiary, Food Lion, Inc. (CFO 1997-2002), F&M Distributors, Inc. (CFO 1988-1996), and Perry Drug Stores, Inc. (VP of Finance 1986-1988). Ms. Kendall is a registered CPA and a member of the American Institute of CPAs. She is a previous member of the Board of Directors at Bank of Commerce and of Charles & Colvard (2003-2011). Ms. Kendall joined the Board effective April 1, 2016 after having served as an advisory director of HomeTrust Bancshares and HomeTrust Bank since October 1, 2015.

Ms. Kendall’s broad business background and accounting expertise make her a valued member of the Board.

Rebekah M. Lowe. Ms. Lowe is the Chief Executive of Fizzywork Executive Coaching, a position she has held since 2012. Previously, Ms. Lowe was with Wachovia Bank (now Wells Fargo) beginning in 1982 and rose through the ranks to serve both East Florida and Western North Carolina as Regional President before her departure in 2007. A broad banking career included serving as a branch manager, regional risk administration manager, state retail banking manager, state mortgage manager, and mergers and integrations manager for three different acquisitions. As Regional President, she had overall responsibility for consumer, commercial, wealth, real estate, and dealer banking in the regions she served. She also held the title of Executive Vice President of Wachovia Bank since 2002.

Ms. Lowe graduated from Georgetown University’s Leadership Coaching Program. She completed the University of North Carolina at Chapel Hill’s Executive Leadership Program and the Duke University’s Senior Management Development Program, and was a member of Leadership North Carolina. Ms. Lowe has served on many community boards and executive committees, including those of The United Way, Chambers of Commerce, YMCA of Western North Carolina, and Sisters of Mercy of North Carolina Foundation. Ms. Lowe joined the Board effective September 1, 2020 after having served as an advisory director of HomeTrust Bancshares and HomeTrust Bank since January 10, 2020.

Ms. Lowe’s extensive experience in the banking industry and in working with executive-level employees on the development of leadership skills is expected to make her a valuable addition to the Board.

Dana L. Stonestreet. In his 31 years of service, Mr. Stonestreet has overseen ten acquisitions and the growth of HomeTrust Bank from $300 million in assets to $3.7 billion in assets at June 30, 2020. As part of the CEO succession plan for HomeTrust Bancshares and HomeTrust Bank, Mr. Stonestreet, who had been serving as President and Chief Operating Officer and as a director of HomeTrust Bank since 2008 and as President and Chief Operating Officer of HomeTrust Bancshares since HomeTrust Bank's mutual-to-stock conversion, became Co-Chief Executive Officer of HomeTrust Bancshares and HomeTrust Bank in July 2013 and Chairman and Chief Executive Officer of HomeTrust Bancshares and HomeTrust Bank in November 2013. Mr. Stonestreet joined HomeTrust Bank in 1989 as its Chief Financial Officer and was promoted to Chief Operating Officer in 2003. Mr. Stonestreet began his career with Hurdman & Cranston (an accounting firm that was later merged into KPMG) as a certified public accountant. Mr. Stonestreet has served as Chairman of the Asheville Chamber of Commerce and as a director for RiverLink, the YMCA, United Way, the North Carolina Bankers Association and other community organizations. In July 2017, Mr. Stonestreet was appointed to the North Carolina Banking Commission for a four-year term.

Mr. Stonestreet's three decades of service with HomeTrust Bank gives him in-depth knowledge of nearly all aspects of its operations. Mr. Stonestreet's accounting background and prior service as HomeTrust Bank's Chief Financial Officer also provide him with a strong understanding of the various financial matters brought before the Board.

Executive Officers Who Are Not Also Directors

Set forth below is a description of the business experience for at least the past five years of each executive officer who is not also a director of the Company. Each executive officer’s age is as of June 30, 2020.

C. Hunter Westbrook. Mr. Westbrook, age 57, was promoted to Senior Executive Vice President and Chief Operating Officer of HomeTrust Bancshares and HomeTrust Bank effective October 1, 2018. Before that, Mr. Westbrook served as Executive Vice President (Senior Vice President prior to December 22, 2014) and Chief Banking Officer of HomeTrust Bancshares and HomeTrust Bank since June 2012. Mr. Westbrook began his career in banking with TCF Bank in Minneapolis and later joined TCF National Bank Illinois as Senior Vice President of Finance. In 2004 he was promoted to Executive Vice President of Retail Banking for Illinois, Wisconsin and Indiana markets that included 250 branches and $4 billion in deposits. He also served as President and Chief Executive Officer of First Community Bancshares in Texas, from 2006 to 2008, where he was responsible for repositioning the bank’s retail operating model and implemented the bank’s retail and corporate lending product offerings. In his most recent role, Mr. Westbrook served as Executive Vice President and Chief Operations Officer from 2008 to 2010 and as President and Chief Executive Officer from 2010 to 2012 of Second Federal Savings and Loan Association of Chicago, where he significantly grew core operating revenue, net checking account balances, and repositioned the bank’s entire product line.

Tony J. VunCannon. Mr. VunCannon, age 55, is a certified public accountant and has served as Executive Vice President (Senior Vice President prior to December 22, 2014), Chief Financial Officer and Treasurer of HomeTrust Bank since July 2006 and as Corporate Secretary of HomeTrust Bank since September 2017. From March 1997 to June 2006, Mr. VunCannon served as Vice President and Treasurer of HomeTrust Bank and from April 1992 to February 1997, Mr. VunCannon served as Controller of HomeTrust Bank. In addition, Mr. VunCannon has served as Executive Vice President (Senior Vice President prior to December 22, 2014), Chief Financial Officer and Treasurer of HomeTrust Bancshares since HomeTrust Bank’s mutual-to-stock conversion and as Corporate Secretary of HomeTrust Bancshares since September 2017. Previously, Mr. VunCannon was employed by KPMG in Charlotte, North Carolina.

Marty T. Caywood. Mr. Caywood, age 48, joined HomeTrust Bank in May 1995 and has served as Executive Vice President and Chief Information Officer since April 2019. During his time at HomeTrust Bank, he has served in multiple capacities, developing and implementing technology initiatives across the organization. In 2014, Mr. Caywood assumed the role of Director of Information Technology and was promoted to Senior Vice President and Chief Technology Officer in September 2017. In addition to maintaining existing enterprise systems, he provides technical direction to all lines of business and has led numerous operational process improvement initiatives.

Paula C. Labian. Ms. Labian, age 62, joined HomeTrust Bank in January 2019 as Executive Vice President and Chief Human Resources Officer. Ms. Labian has more than 25 years of broad industry experience in human resource development, strategy and leadership. She began her career in financial services in southern California with Bank of Coronado and Guild Mortgage Company, managing human resources and administering loan officer compensation as well as training. Ms. Labian has held senior level positions with Blue Cross Blue Shield of Florida, Whole Foods Market, Alterra Mountain Company and CoBiz Financial, serving as Vice President, Human Resources and Employee Services for Alterra from 2014 until 2017 and most recently serving as Senior Vice President, Director of Human Resources for CoBiz Financial from 2017 until the completion of the sale of that company in October 2018.

Keith J. Houghton. Mr. Houghton, age 58, has served as Executive Vice President (Senior Vice President prior to December 22, 2014) and Chief Credit Officer of HomeTrust Bank since March 2014. Mr. Houghton has more than 30 years of experience in the banking industry.  For nearly 17 years, he held a variety of senior positions in the credit and lending areas with StellarOne Corporation, a Charlottesville, VA-based bank holding company with approximately $3 billion in assets, and its predecessors, until the sale of StellarOne to another bank in January 2014. The most recent of those positions was Chief Credit Risk Officer, which Mr. Houghton held since 2007.

R. Parrish Little. Mr. Little, age 52, joined HomeTrust Bank in March 2015 as Executive Vice President and Chief Risk Officer. Mr. Little has more than 25 years of experience in the financial services industry serving in internal audit and risk management leadership positions. He began his career in banking with Citizens & Southern National Bank (Bank of America) in Columbia, S.C. as an auditor. In 1995 he managed and led audit initiatives with Fleet Financial Group’s (Bank of America) mortgage lending operations. He served in several leadership roles with

Bank of America in Greensboro and Charlotte, N.C. from 1997 to 2007, during which time he was promoted to Senior Vice President. He joined First Citizens Bank and Trust in Columbia, South Carolina in 2008 as Director of Risk Management. In his most recent role there, which he held prior to joining HomeTrust Bank, he served as Chief Audit Executive of First Citizens Bank and Trust and directed the Internal Audit team.

Director Independence

The Company’s Board of Directors has determined that the following directors, constituting a majority (nine of ten directors) of the Board, are “independent directors,” as that term is defined in Rule 5605(a)(2) of the Listing Rules of the NASDAQ Stock Market (“NASDAQ”): Biesecker, Goforth, James, Kendall, Koontz, Lowe, McFarland, Switzer and Williams.

Board Leadership Structure and Role in Risk Oversight

Leadership Structure. We currently combine the positions of Chief Executive Officer and Chairman into one position. We believe that this structure is appropriate because of the primarily singular operating environment of the Company and HomeTrust Bank, with our predominant focus on being a provider of retail and commercial banking services. Having the Chief Executive Officer and Chairman involved in the daily operations of this focused line of operations improves the communication between management and the Board and ensures that the Board’s interest is represented in our daily operations, particularly with regard to risk management. Because the Chairman and Chief Executive Officer positions are currently combined, the Board of Directors has consistently designated a non-management director (currently Director Williams) to serve as lead director. The lead director is responsible for presiding over executive sessions of the non-management directors held outside the presence of the Chairman, and for serving as a liaison between the non-management directors and the Chairman.

Role in Risk Oversight. Risk is inherent with the operation of every financial institution, and how well an institution manages risk can ultimately determine its success. We face a number of risks, including but not limited to credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of the risks we face, while the Board has ultimate responsibility for the oversight of risk management. The Board believes that risk management, including setting appropriate risk limits and monitoring mechanisms, is an integral component and cannot be separated from strategic planning, annual operating planning, and daily management of our business. Consistent with this approach as well as based on the belief that certain risks require an oversight focus that a Board committee can better provide, the Board has delegated the oversight of certain risk areas to certain committees of the Board. The responsibilities of the Executive and Risk Committee of the Board of Directors include enterprise risk management, which encompasses the primary risks faced by HomeTrust Bank in its operations. The responsibilities of the Audit Committee of the Board of Directors include assisting the Board with respect to potential financial risks to the Company. The responsibilities of the Compensation Committee of the Board of Directors include the consideration of risks in connection with incentive and other compensation programs. See “—Board Meetings and Committees.” These committees regularly provide reports of their activities and recommendations to the full Board. In addition, members of senior management regularly attend meetings of the Board to report to the Board on the primary areas of risk that we face.

Cybersecurity risk is a key consideration in the operational risk management capabilities at HomeTrust Bank. We maintain a formal information security management program, which is subject to oversight by, and reporting to, the Executive and Risk Committee. Given the nature of our operations and business, including the Bank’s reliance on relationships with various third-party providers in the delivery of financial services, cybersecurity risk may manifest itself through various business activities and channels, and it is thus considered an enterprise-wide risk that is subject to control and monitoring at various levels of management throughout the Bank. The Executive and Risk Committee oversees and reviews reports on significant matters of corporate security, including cybersecurity.

Board Meetings and Committees

The current members of the Boards of Directors of the Bank and the Company are identical. Meetings of the Company’s and the Bank’s Boards of Directors are generally held eight times per year. In those months when the Boards of Directors do not meet, the Boards’ Executive and Risk Committee meets. During the fiscal year ended June 30, 2020, the Board of Directors of the Company held ten meetings and the Board of Directors of the Bank held ten meetings. During fiscal year 2020, no incumbent director attended fewer than 75% of the aggregate of the total number of meetings of each Board and the total number of meetings held by the committees of each Board on which committees he or she served during the period in which he or she served.

The Company’s Board of Directors has the following standing committees, which are summarized below: Audit Committee; Compensation Committee; Executive and Risk Committee; Governance and Nominating Committee; Investment Committee; and Mergers and Acquisitions Committee.

Audit Committee. The Audit Committee is currently comprised of Directors Kendall (Chair), Koontz, McFarland and Switzer, each of whom is “independent,” as independence for audit committee members is defined in the NASDAQ Listing Rules. The Company’s Board of Directors has determined that each of Ms. Kendall and Mr. Switzer is an “audit committee financial expert,” as defined in Item 407(d)(5) of SEC Regulation S-K.

The Audit Committee operates under a written charter adopted by the Company’s Board of Directors, a copy of which is available on the Company’s website, located at www.htb.com, by clicking “Investor Relations,” then “Corporate Information” and then “Governance Documents.” The Audit Committee is appointed by the Company’s Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to: the integrity of the Company’s consolidated financial statements and the accounting and financial reporting processes; the systems of internal accounting and financial controls; compliance with legal and regulatory requirements and the Company’s policies; the annual independent audits of the Company’s consolidated financial statements and internal control over financial reporting; the independent auditors’ qualifications and independence; the performance of the Company’s internal audit department and independent auditors; and any other areas of potential financial risk to the Company specified by its Board of Directors. The Audit Committee also is responsible for hiring, retaining and terminating the Company’s independent auditors. In addition, the Audit Committee reviews, at least annually, the Company’s Code of Ethics and Conduct. The Audit Committee met eleven times in fiscal 2020.

Compensation Committee. The Compensation Committee is currently comprised of Directors Koontz (Chair), Goforth, James, Lowe and Williams, each of whom is an “independent director,” as that term is defined in the NASDAQ Listing Rules. The Compensation Committee is responsible for reviewing and evaluating executive compensation and administering the Company’s compensation and benefit programs. The Compensation Committee also is responsible for:

•	reviewing from time to time the Company’s compensation and incentive plans and, if the Committee believes it to be appropriate, amending these plans or adopting new plans;
•	overseeing the evaluation of management and determining the compensation for executive officers, including salary, bonus, short-term incentives, long-term incentives and all other forms of compensation, including participation in tax-qualified and non-qualified benefit plans. This includes evaluating performance following the end of incentive periods and setting specific awards for executive officers;
•	reviewing and approving the amount of the Company’s matching and profit sharing contributions under the 401(k) plan each year;
•	performing such duties and responsibilities as may be assigned to the Committee under the terms of any executive or employee compensation plan;
•	reviewing annually all employment contracts of the Company’s executive officers and approving the amendment, extension or termination of such contracts as deemed appropriate, and consider any proposed new employment contracts with executive officers;
•	periodically reviewing and recommending to the Board the appropriate level of compensation and the appropriate mix of cash compensation and equity compensation for Board and Board committee service; and
•	overseeing succession planning for the Company’s executive management team.

The Compensation Committee operates under a formal written charter, a copy of which is available on the Company’s website, located at www.htb.com, by clicking “Investor Relations,” then “Corporate Information” and then “Governance Documents.” In fiscal year 2020, the Compensation Committee met nine times.

The charter of the Compensation Committee authorizes the committee to retain a consultant to assist the committee in carrying out its responsibilities. Pursuant to this authority, the Compensation Committee retained the consulting firm of Pearl Meyer & Partners, LLC (“Pearl Meyer”). For additional information regarding the role of Pearl Meyer, see “Executive Compensation—Compensation Discussion and Analysis-What Guides Our Program-Role of Independent Compensation Consultant.”

The charter of the Compensation Committee does not specifically provide for delegation of any of the authorities or responsibilities of the committee. For a discussion of the role of executive officers in setting executive pay, see “Executive Compensation—Compensation Discussion and Analysis-What Guides Our Program-Role of Executive Officers in Determining Compensation.”

Executive and Risk Committee. The Executive and Risk Committee is currently comprised of Directors Williams (Chair), Kendall, Koontz and Stonestreet. The Executive and Risk Committee is authorized to exercise the power of the Board of Directors between Board meetings, to the extent permitted by applicable law, and performs the duties of the Loan Committee in the months the full Board of Directors does not meet. The responsibilities of the Executive and Risk Committee also include:

•	periodically review and approve the Company’s enterprise risk management program activities and related frameworks;
•	review and discuss the following with management: the Company’s risk appetite statement and risks to corporate strategy; alignment of strategy and business objectives with the Company’s stated mission, vision and core values; significant business decisions, including capital allocations, funding and dividend-related decisions, to understand the risks to the Company; responses to significant fluctuations in the performance of the Company or the risks impacting the Company; and corporate culture and desired behaviors, including responses to instances of deviations from core values;
•	coordinate with other Board committees, including the Audit and Compensation Committees, to assist in the performance of their duties and responsibilities with respect to risk management, to share information and to avoid duplication of efforts;
•	review and approve the Chief Risk Officer’s assessment of the risks with employee compensation and incentive practices;
•	review and approve policies, systems and processes for risk data aggregation and model governance;
•	receive and discuss with the Chief Risk Officer the Company’s major risk exposures and corporate risk profile and review steps taken by management to monitor, manage and mitigate significant risk exposures;
•	review the activities of management-level committees to identify, monitor and respond to the Company’s significant risks;
•	review and approve enterprise risk policies that reflect the Company’s risk management philosophies, principles, and risk limits;
•	receive and review reports from the Chief Risk Officer and other members of management regarding the state and maturity of the Company’s overall risk management program;
•	receive and review communications from the Chief Risk Officer and other members of management on the results of risk management activities, including any emerging risks and risk topics to enhance the

Executive and Risk Committee members’ knowledge and awareness of key risks that may impact the Company;
•	review and discuss with management any audit and examination results and other reports from regulatory authorities relating to the Company’s risk management activities;
•	review management’s process for the reporting of all independent loan review results directly to the full Board;
•	receive and review reports from management at least annually on the Company’s insurance program; and
•	review and approve the Company’s information security program and receive reports from management on the status of the program activities and any significant risks to the Company or customers.

The Executive and Risk Committee operates under a formal written charter, a copy of which is available on the Company’s website, located at www.htb.com, by clicking “Investor Relations,” then “Corporate Information” and then “Governance Documents.” The Executive and Risk Committee met six times during fiscal year 2020.

Governance and Nominating Committee. The Governance and Nominating Committee is currently comprised of Directors Williams (Chair), Kendall, Lowe and James, each of whom is an “independent director,” as that term is defined in the NASDAQ Listing Rules. The Governance and Nominating Committee is responsible for identifying and recommending director candidates to serve on the Board of Directors. Final approval of director nominees is determined by the full Board, based on the recommendations of the Governance and Nominating Committee. The nominees for election at the annual meeting identified in this proxy statement were recommended to the Board by the Governance and Nominating Committee.

The Governance and Nominating Committee operates under a formal written charter adopted by the Board, a copy of which is available on the Company’s website, located at www.htb.com, by clicking “Investor Relations,” then “Corporate Information” and then “Governance Documents.” The Governance and Nominating Committee has the following responsibilities under its charter:

•	recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;
•	recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company’s charter and bylaws relating to the nomination or appointment of directors, giving consideration to the candidate’s particular experience, qualifications, attributes or skills in view of the following criteria, as applicable:

honesty/integrity/reputation; commitment to the long-term success of the Company and stock ownership; right fit/collaborative leader/builds consensus/team builder; commitment and time to fulfill responsibilities; ability to read and understand financial statements; expertise in strategic thinking and planning; diversity of Board members; financial management expertise; understanding and knowledge of banking industry and trends; bank accounting expertise, experience as a CPA/CFO/auditor/other relevant experience and/or meets SEC “Audit Committee Financial Expert” definition; director/senior executive of a company comparable in size and/or complexity to the Company (or larger) with recent operating experience; experience with mergers/acquisitions; expertise in technology, including e-commerce and business continuity planning; expertise in enterprise risk management; experience as a human resources executive or related experience in culture change, recruiting and retaining talent; and any other factors that the Governance and Nominating Committee may deem appropriate.

The Governance and Nominating Committee considers these criteria, and any other criteria established by the Board, in the context of an assessment of the operation and needs of the Board as a whole and the Board’s goal of maintaining diversity among its members;

•	review nominations submitted by stockholders addressed to the Company’s Corporate Secretary that comply with the requirements of the Company’s charter and bylaws. Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations;
•	review proposals submitted by stockholders for business to be conducted at annual meetings of stockholders;
•	determine the criteria for the selection of the Chair and Vice Chair/Lead Director of the Board and make recommendations to the Board for these positions;
•	annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary;
•	recommend to the Board a set of corporate governance principles applicable to the Company, review those principles at least annually and perform the responsibilities assigned to the Committee under those principles. Implement other policies regarding corporate governance matters as deemed necessary or appropriate;
•	oversee an annual performance evaluation of the Board;
•	recommend advisory directors and emeritus directors; and
•	perform any other duties or responsibilities delegated to the Committee by the Board.

Nominations of persons for election to the Board of Directors may be made only by or at the direction of the Board of Directors or by any stockholder entitled to vote for the election of directors who complies with the notice procedures. Pursuant to the Company’s bylaws, nominations for directors by stockholders must be made in writing and received by the Corporate Secretary of the Company at the Company’s principal executive offices no earlier than 120 days prior to the meeting date and no later than 90 days prior to the meeting date. If, however, less than 100 days’ notice or public announcement of the date of the meeting is given or made to stockholders, nominations must be received by the Company not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or otherwise transmitted or the day on which public announcement of the date of the meeting was first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in the Company’s bylaws.

The Governance and Nominating Committee met five times during fiscal year 2020.

Investment Committee. The Investment Committee is currently comprised of Directors Biesecker (Chair), Goforth, James and McFarland. The Investment Committee is responsible for the approval of the Company’s investment strategies and for monitoring the Company’s investment performance. During fiscal 2020, the Investment Committee met three times.

Mergers and Acquisitions Committee. The Mergers and Acquisitions Committee is currently comprised of Directors James (Chair), Switzer and Williams. The Mergers and Acquisitions Committee is responsible for reviewing potential merger and acquisition transactions and, if appropriate, recommending such transactions to the Board of Directors for the Board’s consideration and approval. The Mergers and Acquisitions Committee met two times during fiscal 2020.

Stockholder Communications with Directors

Stockholders may communicate with the Board of Directors by writing to: Tony J. VunCannon, Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer, HomeTrust Bancshares, Inc., 10 Woodfin Street, Asheville, North Carolina 28801.

Board Member Attendance at Annual Stockholder Meetings

Although the Company does not have a formal policy regarding director attendance at annual stockholder meetings, directors are expected to attend these meetings absent extenuating circumstances. Each person then serving as a director attended the Company’s last annual meeting of stockholders.

Director Compensation

The current members of the Boards of Directors of the Bank and the Company are identical. The following table includes information regarding the compensation earned, for service as a director, by each individual who served on the Company’s Board of Directors during fiscal 2020 other than Mr. Stonestreet, the Company’s Chairman, President and Chief Executive Officer. During fiscal 2020, Mr. Stonestreet did not receive any compensation for his service as a director. For information regarding Mr. Stonestreet’s compensation for service as an executive officer, see “Executive Compensation.” The table also includes information regarding the compensation earned for service as an advisory director during fiscal 2020 by Mr. Switzer, who became a director of the Company and the Bank effective September 3, 2019 after having served as an advisory director since January 1, 2019, and by Ms. Lowe, who became a director of the Company and the Bank effective September 1, 2020 after having served as an advisory director since January 10, 2020.

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($)(5)	Option Awards ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensa- tion ($)(8)	Total ($)

Sidney A. Biesecker(1)	$37,750	$30,011	—	—	$246	$68,007
Robert G. Dinsmore, Jr. (2)	$25,834	—	—	—	$91	$25,925
J. Steven Goforth	$41,500	$30,011	—	$11,865	$31,416	$114,792
Robert E. James, Jr.	$45,250	$30,011	—	—	$825	$76,086
Laura C. Kendall	$53,333	$30,011	—	—	$825	$84,169
Craig C. Koontz	$58,000	$30,011	—	$28,294	$246	$116,551
Rebekah M. Lowe(3)	$17,750	—	—	—	—	$17,750
F.K. McFarland, III	$43,750	$30,011	—	$12,379	$246	$86,386
John A. Switzer(4)	$37,500	$30,011	—	—	$155	$67,666
Richard T. Williams	$67,500	$30,011	—	$350	$825	$98,686

_______________

(1)	Mr. Biesecker is a former employee of HomeTrust Bank. Information regarding compensation provided to him during fiscal 2020 for his service as former employee is provided under “Transactions with Related Persons.”
(2)	Mr. Dinsmore retired as a director of the Company and the Bank on November 18, 2019.
(3) (4)

Ms. Lowe’s fees earned or paid in cash represent fees for her service as an advisory director from January 10, 2020 to June 30, 2020.

Mr. Switzer’s fees earned or paid in cash represent fees for his service as an advisory director from July 1, 2019 to September 2, 2019 and for his service as a director from September 3, 2019 to June 30, 2020.

(5)	Represents the grant date fair value under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (“ASC Topic 718”), of an award of 1,107 shares of restricted stock to each of Messrs. Biesecker, Goforth, James, Koontz, McFarland, Switzer and Williams and Ms. Kendall, which is scheduled to vest in full on February 11, 2021. The assumptions used in the calculations of the grant date fair value amounts are included in Note 17 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020 filed with the SEC. As of June 30, 2020, each of Messrs. Biesecker, Goforth, Koontz, McFarland and Switzer held 1,107 unvested shares of restricted stock and each of Messrs. James and Williams and Ms. Kendall held 3,107 unvested shares of restricted stock.
(6)	As of June 30, 2020, Mr. Goforth held options to purchase 43,700 shares of common stock, Mr. Dinsmore held options to purchase of 40,700 shares of common stock, each of Messrs. Biesecker and Koontz held options to purchase 25,700 shares of common stock, Mr. McFarland held options to purchase 23,700 shares of common stock and each of Messrs. James and Williams and Ms. Kendall held options to purchase 12,000 shares of common stock.
(7)	Includes the aggregate of (i) the change in the actuarial present value of the director’s accumulated benefit under HomeTrust Bank’s Director Emeritus Plan (the “Director Emeritus Plan”) from June 30, 2019 to June 30, 2020 and (ii) above market interest on amounts deferred under HomeTrust Bank’s non-qualified deferred compensation plan (the “Deferred Compensation Plan”), respectively, as follows: Mr. Biesecker – (i) $0 and (ii) $0; Mr. Dinsmore – (i) $0 and (ii) $0; Mr. Goforth – (i) $0 and (ii) $11,865; Mr. James – (i) $0 and (ii) $0; Ms. Kendall – (i) $0 and (ii) $0; Mr. Koontz – (i) $26,779 and (ii) $1,515; Ms. Lowe – (i) $0 and (ii) $0; Mr. McFarland – (i) $10,787 and (ii) $1,592; Mr. Switzer – (i) $0 and (ii) $0; and Mr. Williams – (i) $0 and (ii) $350. Messrs. Biesecker, Dinsmore, James, Switzer and Williams and Mses. Kendall and Lowe currently do not participate in the Director Emeritus Plan. For additional information, see “—Director Emeritus Plan.”
(8)	Includes dividends paid on unvested shares of restricted stock, as follows: Mr. Biesecker – $246; Mr. Dinsmore – $91; Mr. Goforth – $246; Mr. James – $825; Ms. Kendall – $825; Mr. Koontz – $246; Ms. Lowe – $0; Mr. McFarland – $246; Mr. Switzer – $155; and Mr. Williams – $825. Also includes distributions under the Director Emeritus Plan of $31,170 to Mr. Goforth.

Director Retainer and Fees

During the fiscal year ended June 30, 2020, the compensation arrangement for non-employee directors consisted of the following: (i) an annual cash retainer of $34,000; (ii) a cash fee of $1,500 for each in-person Board meeting attended in excess of ten in-person meetings during the fiscal year; (iii) a cash fee of $750 for each in-person committee meeting attended and for each telephonic committee meeting attended lasting one hour or more; (iv) an annual restricted stock award with a grant date value of approximately $30,000; and (v) an additional annual cash retainer of $15,000 for the Vice Chair and Lead Director, $10,000 for the Audit Committee Chair, $7,500 for the Compensation Committee Chair and $5,000 for the Governance and Nominating Committee Chair.

Directors who are also employees of HomeTrust Bank do not receive an annual retainer or other fees for serving on the Board.

Equity-Based Compensation

At the Company’s annual meeting of stockholders held on January 17, 2013, its first meeting of stockholders following the July 2012 mutual-to-stock conversion of HomeTrust Bank, the Company’s 2013 Omnibus Incentive Plan (the “Omnibus Plan”) was approved. The Omnibus Plan allows for the grant of stock options, stock appreciation rights, restricted stock, restricted share units and cash awards to eligible participants. The Omnibus Incentive Plan is similar to equity-based incentive plans adopted by other newly converted thrift institutions.

As noted under “-Director Retainer and Fees,” for fiscal 2020, non-employee directors were to receive an annual restricted stock award with a grant date value of approximately $30,000. Accordingly, on February 11, 2020, Messrs. Biesecker, Goforth, James, Koontz, McFarland, Switzer, Williams and Ms. Kendall were each granted 1,107 shares of restricted stock, which are scheduled to vest in full on February 11, 2021.

Director Emeritus Plan

Under the Director Emeritus Plan, upon termination of service as a director other than for cause, a participating director becomes an emeritus director and is entitled to be paid a monthly director emeritus fee as set forth in his or her joinder agreement to the Director Emeritus Plan, for the benefit period specified in the joinder agreement. Directors Biesecker and Stonestreet do not currently participate in the Director Emeritus Plan. Directors Biesecker and Stonestreet are entitled to additional benefits under HomeTrust Bank’s Executive Supplemental Retirement Income Plan (the “SERP”). Directors James, Kendall, Lowe, Switzer and Williams and former Director Dinsmore do not participate in the Director Emeritus Plan, and it is expected that no future director will participate in the Director Emeritus Plan.

The specific Director Emeritus Plan benefits of each of the directors and former directors listed in the table under “Director Compensation” above who currently participate in the Director Emeritus Plan are described below. Each such participant is 100% vested in his or her benefits under the Director Emeritus Plan.

Director Koontz. Under his joinder agreement, Director Koontz is entitled to a 20-year director emeritus benefit in the annual amount of $30,000, with such amount increasing 5% per year after the first year of the benefit period.

Director McFarland. Under his joinder agreement, Director McFarland is entitled to a 20-year director emeritus benefit in the annual amount of $16,193, with such amount increasing 5% per year after the first year of the benefit period.

Director Goforth. Under his joinder agreement, Director Goforth is entitled to (i) a 20-year director emeritus benefit in the annual amount of $18,000, with such amount increasing 5% per year after the first year of the benefit period, and (ii) a 20-year director emeritus benefit, with the annual payout amount starting at $12,000 in Year 1 and increasing to $44,638 in Year 20.

Code of Ethics and Conduct

We have adopted a Code of Ethics and Conduct (the “Code of Ethics”), which applies to all directors, officers and employees of the Company and its subsidiaries. The Code of Ethics reflects our expectation of honest and ethical conduct in all aspects of our business from all directors, officers and employees. A copy of the Code of Ethics is available on the Company’s website, located at www.htb.com, by clicking “Investor Relations,” then “Corporate Information” and then “Governance Documents.”

Stock Ownership Guidelines

Effective September 1, 2017, we adopted stock ownership guidelines applicable to our directors and executive officers in order to further align their interests with the interests of our stockholders. These guidelines are described under “Executive Compensation—Compensation Discussion and Analysis-Other Compensation Practices, Policies and Guidelines-Stock Ownership Guidelines.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction. In this section, we provide an overview and analysis of our compensation programs, the material compensation policy decisions we have made under those programs, and the material factors we considered in making those decisions. Following this section, you will find a series of additional tables containing specific information about compensation paid or payable to the following individuals, whom we refer to as our “named executive officers”:

•	Dana L. Stonestreet, Chairman, President and Chief Executive Officer;
•	C. Hunter Westbrook, Senior Executive Vice President and Chief Operating Officer;
•	Tony J. VunCannon, Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer;
•	Marty T. Caywood, Executive Vice President and Chief Information Officer; and
•	Paula C. Labian, Executive Vice President and Chief Human Resources Officer.

Executive Summary

Business Highlights. In the first half of fiscal 2020, we achieved record earnings per share, annualized return on assets and annualized return on equity. We also had annualized loan and deposit growth of 9% and 20%, respectively. In February, early in the second half of the fiscal year, we successfully completed the conversion and upgrade of our core technology systems, a critically important two-year process that we expect will result in cost and operational efficiencies. One month later, the COVID-19 pandemic struck the U.S. in earnest, requiring us to immediately shift our focus to employee safety and customer needs.

We rapidly equipped 70% of our employees to work from home, where they continued to conduct business and care for our customers safely and effectively. We kept drive-thru service open at all branch locations and lobbies open by appointment. We made over 40,000 outreach calls to check on our customers and ensure their banking needs continued to be met. Our lending and credit teams offered payment deferrals, originated Paycheck Protection Program (PPP) loans and counseled borrowers on navigating the economic impacts of the pandemic. The tireless efforts of our employees were instrumental to the continuity of our operations without interruption and our ability to provide customers with the high level of care to which they have grown accustomed.

As was the case for the banking industry in general, our operating results were significantly impacted by the COVID-19 pandemic. For the fiscal year ended June 30, 2020 compared to the previous fiscal year:

•	net income was $22.8 million, compared to $27.1 million;
•	diluted earnings per share were $1.30, compared to $1.46;
•	return on average assets was 0.63%, compared to 0.80%;
•	return on average equity was 5.54%, compared to 6.62%;
•	provision for loan losses was $8.5 million, compared to $5.7 million;
•	noninterest income was $30.3 million compared to $22.9 million;
•	organic net loan growth was $183.3 million, or 7.1%, compared to $228.6 million, or 9.7%; and

•	total deposits increased $458.5 million, or 19.7%, to $2.8 billion from $2.3 billion.

While we continue to be affected by the COVID-19 pandemic, our senior leadership team remains focused and disciplined on executing our strategic plan to deliver more value to our customers and stockholders. At the core of that plan is our successful transformation from a mutual thrift institution to a full-service commercial bank. That transformation began with our conversion in 2012 from the mutual form of ownership to the stock form of ownership (the “Mutual-to-Stock Conversion” or the “Conversion”). Prior to the Conversion, we had only three lines of business – retail/consumer, mortgage and commercial – with limited offerings and limited capabilities. Today, we have ten lines of business, which have greatly improved our offerings and capabilities. We expect this improvement to continue as these lines of business mature. The following table compares our pre-Conversion and current lines of business:

2012: Pre-Conversion	2020: Eight Years Post-Conversion

• Retail/Consumer – Limited Offerings • Mortgage – Old Thrift Model • Commercial – Very Limited Capabilities

•     Commercial Banking

•     Professional Banking

•     SBA Lending

•     Equipment Finance

•     Business Banking

•     Indirect Auto

•     Treasury Management Services

•     Retail/Consumer

•     Mortgage Banking

•     HELOCs Originated for Sale

Since the Conversion, we have also expanded geographically, adding seven larger growing, metro markets in North Carolina, South Carolina, Virginia and Tennessee and opening 23 new banking offices. This growth was enabled by our hiring experienced bankers to build out the necessary infrastructure to support our commercial lenders and new lines of business.

Pay for performance has been focused on the execution of our strategic plan to build a high performing bank. Our management team has delivered exceptional performance in transitioning us from a rural thrift with $1.5 billion in total assets prior to the Conversion to a full-service regional commercial bank with $3.7 billion in total assets as of June 30, 2020. Maturing and growing all our new lines of business is focused on continuously improving financial results to create stockholder value.

We believe our financial performance in the first half of fiscal 2020 reflects the significant progress we have made in the execution of our strategic plan. While our financial results will likely continue to be affected by the COVID-19 pandemic in the near-term, we believe this progress positions us well to emerge strong post-pandemic.

Say on Pay and Key Compensation Actions. On the “say on pay vote” at our last annual meeting of stockholders (held in November 2019), the percentage of votes cast in favor was approximately 79%. This was a significant improvement from the prior year’s annual meeting of stockholders (held in November 2018), at which the percentage of votes cast in favor was approximately 55%. We currently hold a say on pay vote annually. We carefully consider the results of this vote and the feedback we receive from major stockholders in evaluating our executive compensation. We will strive to keep an open dialogue with these investors by reaching out to them to ensure we hear and understand their perspectives. We also seek to be transparent in our disclosures regarding executive compensation. Toward this end, we have significantly enhanced our disclosures in this Compensation Discussion and Analysis section by providing more information in an easier-to-read, tabular format and better explaining how the compensation of our named executive officers relates to progress on the execution of our strategic plan.

The Compensation Committee is steadfast in its commitment to align the Company’s executive compensation programs with stockholder interests and expectations, while balancing the need to attract, motivate and retain high-performing leaders. In pursuit of this commitment, the Compensation Committee made the following key compensation-related decisions during fiscal 2020:

•	Mr. Stonestreet’s entire annual equity award for fiscal 2020 was in the form of performance-based restricted stock units;
•	all other named executive officers were granted 50% of the value of their fiscal 2020 annual equity award in performance-based restricted stock units and 50% in time-based restricted stock;
•	increases in named executive officer base salaries during fiscal 2020 were merit-based and to maintain such salaries at approximately the 50th percentile of the survey benchmark data for their positions; and
•	cash awards under the Company’s short-term incentive program were based on the Company’s financial performance and pre-established individual goals.

Best-Practice Compensation Approaches. To support long-term value creation, we follow good governance practices, including the following:

Pay for performance, minimum performance requirements and capped payouts	Our annual incentives require minimum levels of performance before amounts are earned and also have a cap on maximum payouts. The entirety of Mr. Stonestreet’s equity award during fiscal 2020 was performance-based and one-half of the equity awards during fiscal 2020 to the other named executive officers were performance-based.
Appropriate risk-taking	We set challenging, yet achievable performance goals that are centered around our internal financial plan, which we believe will not encourage risk taking outside the range of risk inherent in our business.
Clawback provisions	Our annual incentives are subject to clawback if we are required to restate our financial results.
Limited perquisites	Other than providing Mr. Stonestreet with a company automobile and providing Mr. Westbrook with an automobile allowance, we do not provide the named executive officers with any perquisites or other personal benefits.
No golden-parachute excise tax gross-ups	We have not entered into any agreements that provide a golden parachute excise tax gross-up in the event of a change in control.
“Double-trigger” severance benefits in the event of a change in control	In the event of a change in control, the payment of severance benefits to the named executive officers under their employment (Messrs. Stonestreet, Westbrook and VunCannon) and change in control severance (Mr. Caywood and Ms. Labian) agreements are set to a “double trigger.” This means that these severance benefits will not be paid unless there is also a qualifying termination of employment upon or after the change in control.
No repricing or exchanges of underwater stock options	Our Omnibus Plan prohibits the repricing or exchange of underwater stock options without stockholder approval.
Significant stock ownership requirement	Our executive officers and directors are required to accumulate and hold our common stock equal to a multiple of base salary (three times base salary for Mr. Stonestreet and one times base salary for each of the other named executive officers) or annual Board retainer (five times annual retainer for each non-employee director).
No hedging or pledging	Our executive officers and directors are prohibited from hedging or pledging our securities.
Annual say on pay vote	The Company values stockholder feedback and will hold a say on pay vote on an annual basis.

What Guides Our Program

Compensation Philosophy and Objectives. The Compensation Committee of the Board of Directors administers our compensation and benefit programs. The Compensation Committee is responsible for setting and administering the policies which govern executive compensation. Our current compensation philosophy is designed to:

•	attract the right people and retain top performers;
•	be competitive with other companies of similar size and complexity;
•	reward and motivate behaviors consistent with our culture and values;
•	inspire and motivate employees, both individually and as a team, to execute our vision, business strategy and drive for enduring customer satisfaction; and
•	differentiate rewards for our top performers through performance-based compensation.

Our compensation philosophy is supported by the elements of our executive compensation program listed in the table below. These compensation elements provide a balanced mix of guaranteed compensation and variable, at-risk compensation with an emphasis on annual and long-term incentives.

Compensation Element	Form	Description
Base Salary	Cash (Fixed)	Provides a competitive fixed rate of pay relative to similar positions in the market, and enables the Company to attract and retain critical executive talent
Annual Incentives	Cash (Variable)	Focuses executives on achieving annual financial and strategic goals that drive long-term stockholder value by continuing the Company’s significant progress in transitioning from a traditional thrift to a full-service commercial bank and maturing our new lines of business to drive higher levels of earnings and value creation for stockholders
Long-Term Incentives	Equity (Variable)	Provides incentives for executives to execute on longer-term financial/strategic growth goals that drive stockholder value creation and support the Company’s retention strategy

Role of the Compensation Committee. The Compensation Committee oversees the executive compensation program for our named executive officers. The Compensation Committee is comprised of independent, non-employee members of the Board. The Compensation Committee works very closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. The Compensation Committee operates under a formal written charter, a copy of which is available on the Company’s website, located at www.htb.com, by clicking “Investor Relations,” then “Corporate Information” and then “Governance Documents.”

The Compensation Committee makes all final compensation and equity award decisions regarding our chief executive officer and other named executive officers.

Role of Executive Officers in Determining Compensation. Mr. Stonestreet recommends to the Compensation Committee compensation of the named executive officers other than himself. Mr. Stonestreet is not involved with any aspect of determining his own compensation.

Role of Independent Compensation Consultant. The Compensation Committee has engaged Pearl Meyer as its independent compensation consultant to review our executive and director compensation programs and arrangements from time to time. As a result of these reviews, the base salaries of the named executive officers have been adjusted to reflect market-based levels using peer group and survey data. See “-2020 Executive Compensation Program in Detail-Base Salaries.” The Compensation Committee also consulted with Pearl Meyer in connection with the adoption and implementation of the Strategic Operating Committee Incentive Program (the “SOC Incentive Program”) and equity awards granted under the Omnibus Incentive Plan. See “-2020 Executive Compensation Program in Detail-Annual Incentives” and “-2020 Executive Compensation Program in Detail -Omnibus Incentive Plan.”

Under its engagement letter, Pearl Meyer acknowledged that it was retained by and performs its services for the Compensation Committee. In performing work for the Compensation Committee, Pearl Meyer interacts with Company management as part of the process for developing information and data required by the Compensation Committee.

The Compensation Committee has assessed the independence of Pearl Meyer pursuant to the NASDAQ Listing Rules and the Compensation Committee has concluded that Pearl Meyer’s work for the Compensation Committee has not raised any conflict of interest.

Role of Peer Groups. In setting the named executive officers’ compensation levels, the Compensation Committee typically reviews proxy statement data of compensation paid to the executive officers of other community banks and thrifts comparable to us in size and complexity. The most recent such analysis, which was done in conjunction with a review of our compensation program by Pearl Meyer, included the following institutions, which ranged in asset size from $2.1 billion to $6.4 billion:

American National Bankshares, Inc.	Atlantic Capital Bancshares, Inc.
Bryn Mawr Bank Corporation CapStar Financial Holdings, Inc.	Capital City Bank Group, Inc. Carter Bank & Trust
City Holding Company	CNB Financial Corporation
Community Trust Bancorp, Inc.	First Bancorp (NC)
First Community Bankshares, Inc.	Peoples Bancorp Inc.
Republic Bancorp, Inc.	SmartFinancial, Inc.
Southern First Bancshares, Inc.	Southern National Bancorp of Virginia Inc.
Stock Yards Bancorp, Inc.	Summit Financial Group, Inc.
Univest Financial Corporation

In addition to proxy statement data, Pearl Meyer analyzes the compensation paid to our executive officers using national survey data for the banking industry and selects a scope of institutions comparable to us in asset size.

2020 Executive Compensation Program in Detail

Base Salaries. We seek to provide our named executive officers and other executives with a competitive annual base salary. We do so in order to attract and retain an appropriate caliber of talent for the position. Our base salary levels reflect a combination of factors, including competitive pay levels and the executive’s experience and tenure, individual performance and job responsibilities. We generally review salary levels annually to recognize these factors.

On October 1, 2019 (during fiscal 2020), the base salaries of our named executive officers were increased as indicated in the following table. These increases were merit-based and to maintain such salaries at approximately the 50th percentile of the survey benchmark data for their positions. Mr. Caywood’s increase also reflects continued recognition of his promotion to the Chief Information Officer role effective April 1, 2019, for which he previously received a base salary increase of 12.5%.

Name	Base Salary Before Increase	Base Salary After Increase	Percentage Increase
Dana L. Stonestreet	$525,300	$530,553	1.00%
C. Hunter Westbrook	$374,080	$377,821	1.00%
Tony J. VunCannon	$250,640	$258,159	3.00%
Marty T. Caywood	$225,000	$241,000	7.11%
Paula C. Labian	$200,000	$209,000	4.50%

On October 1, 2020 (during fiscal 2021), the base salaries of our named executive officers were increased as indicated in the following table. These increases are merit-based and to maintain such salaries at approximately the 50th percentile of the survey benchmark data for their positions. Mr. Westbrook’s increase also reflects continued expansion in his areas of responsibility and achievements in growing new lines of business for the Company.

Name	Base Salary Before Increase	Base Salary After Increase	Percentage Increase
Dana L. Stonestreet	$530,553	$546,500	3.01%
C. Hunter Westbrook	$377,821	$400,000	5.87%
Tony J. VunCannon	$258,159	$266,000	3.04%
Marty T. Caywood	$241,000	$248,250	3.01%
Paula C. Labian	$209,000	$216,000	3.35%

Annual Incentives. Under the SOC Incentive Program, members of our strategic operating committee (which includes our named executive officers), are eligible to earn an annual cash bonus ranging from 50% to 150% of their targeted incentive award opportunities based on the extent to which certain weighted performance goals have been achieved relative to a targeted level of performance. Executive officers receive a payout of 50% of their targeted incentive award opportunities if actual performance under all performance goals is at the threshold (minimum) level of performance, 100% of their targeted incentive award opportunities if actual performance under all performance goals is at the targeted level of performance, and 150% of their targeted incentive award opportunity if actual performance under all performance goals is at or above the stretch (maximum) level of performance, subject to the discretion of the Compensation Committee to reduce or eliminate awards.

Set forth below is a summary of the award opportunities for fiscal 2020 under the SOC Incentive Program for Messrs. Stonestreet, Westbrook, VunCannon and Caywood and Ms. Labian.

Dana L. Stonestreet

Targeted Incentive Award Opportunity (as a % of Base Salary):	55%

Targeted Incentive Award Opportunity (as a $ Amount):	$291,804

Performance Goals	Weighting
Adjusted Net Income	50%
Efficiency Ratio	10%
Total Loans, excluding purchased home equity lines of credit	10%
Total Deposits, excluding brokered deposits	10%
Functional Team Goals	20%

C. Hunter Westbrook

Targeted Incentive Award Opportunity (as a % of Base Salary):	40%

Targeted Incentive Award Opportunity (as a $ Amount):	$151,128

Performance Goals	Weighting
Adjusted Net Income	45%
Efficiency Ratio	10%
Total Loans, excluding purchased home equity lines of credit	10%
Total Deposits, excluding brokered deposits	10%
Functional Team Goals	25%

Tony J. VunCannon

Targeted Incentive Award Opportunity (as a % of Base Salary):	30%

Targeted Incentive Award Opportunity (as a $ Amount):	$77,448

Performance Goals	Weighting
Adjusted Net Income	45%
Efficiency Ratio	10%
Total Loans, excluding purchased home equity lines of credit	10%
Total Deposits, excluding brokered deposits	10%
Functional Team Goals	25%

Marty T. Caywood

Targeted Incentive Award Opportunity (as a % of Base Salary):	30%

Targeted Incentive Award Opportunity (as a $ Amount):	$72,300

Performance Goals	Weighting
Adjusted Net Income	45%
Efficiency Ratio	10%
Total Loans, excluding purchased home equity lines of credit	10%
Total Deposits, excluding brokered deposits	10%
Functional Team Goals	25%

Paula C. Labian

Targeted Incentive Award Opportunity (as a % of Base Salary):	30%

Targeted Incentive Award Opportunity (as a $ Amount):	$62,700

Performance Goals	Weighting
Adjusted Net Income	45%
Efficiency Ratio	10%
Total Loans, excluding purchased home equity lines of credit	10%
Total Deposits, excluding brokered deposits	10%
Functional Team Goals	25%

The following table outlines the performance goals, other than functional team goals, and actual results for fiscal 2020, as well as the payout achievement of these goals for fiscal 2020 (dollars in thousands):

Performance Goal	Threshold 50%	Target 100%	Maximum 150%	Fiscal 2020 Actual Results	Payout Achievement (as a % of Target)

Adjusted Net Income	$30,177	$31,686	$33,270	$26,309	0.0%
Efficiency Ratio	72.56%	70.13%	67.76%	71.46%	72.6%
Total Loans, excluding purchased home equity lines of credit	$2,665,865	$2,711,495	$2,795,275	$2,771,511	135.8%
Total Deposits, excluding brokered deposits	$2,236,833	$2,273,955	$2,365,881	$2,625,671	150.0%

The Company’s adjusted net income for fiscal 2020 (a 50% weighting in determining the award payable to Mr. Stonestreet and a 45% weighting in determining the awards payable to each of the other named executive officers) was $26.3 million, which is lower than the threshold level of performance of $30.2 million. The adjusted net income amount for fiscal 2020 excludes adjustments for the nonrecurring gain on sale of 1-4 family loans in December 2019 of $958,000, net of tax, the decrease in net interest income from the sale of these loans of $1.2 million, net of tax, and the additions to the provision for loan losses associated with COVID-19 of $3.3 million, net of tax.

The Company’s adjusted efficiency ratio for fiscal 2020 (a 10% weighting in determining the awards payable to all named executive officers) was 71.46%, which was lower (i.e., better) than the threshold level of performance of 72.56% but higher than the target level of performance of 70.13%. The adjusted efficiency ratio for fiscal 2020, which was calculated by dividing total non-interest expense of $97.1 million by total income of $135.9 million, includes in total income $1.2 million in tax equivalent adjustments for tax-free interest income on municipal leases, a $1.5 million adjustment for the loss of net interest income on the nonrecurring sale of 1-4 family loans in December 2019 and excludes $1.3 million from the gain on the sale of these loans. The target efficiency ratio for fiscal 2020 of 70.13% was slightly higher than the target for fiscal 2019 of 69.24%. The fiscal 2020 target was based on the budget for that year, which included the added expense of our planned core technology system conversion and expenses incurred in continuing the buildout of our new equipment finance line of business.

The Company’s total loans (excluding purchased home equity lines of credit and Payroll Protection Program loans) at the end of fiscal 2020 (a 10% weighting in determining the awards payable to all named executive officers) were $2.77 billion, which was higher than the threshold and target levels of performance of $2.67 billion and $2.71 billion, respectively, but lower than the stretch level of performance of $2.80 billion.

The Company’s total deposits (excluding brokered deposits) at the end of fiscal 2020 (a 10% weighting in determining the awards payable to all named executive officers) were $2.63 billion, which was higher than the threshold, target and maximum levels of performance of $2.24 billion, $2.27 billion, and $2.37 billion, respectively.

Even though the Company’s financial performance was significantly impacted by the COVID-19 pandemic and the resultant recession and reductions in interest rates, no discretionary adjustments were made for these events to the performance metrics outlined above.

The following table outlines the payout achievement of functional team goals for fiscal 2020:

Name	Weighting	Payout Achievement (as a % of Target)
Dana L. Stonestreet	20%	148%
C. Hunter Westbrook	25%	150%
Tony J. VunCannon	25%	145%
Marty T. Caywood	25%	150%
Paula C. Labian	25%	150%

As noted above, functional team goals had a 20% weighting in determining the award payable to Mr. Stonestreet and a 25% weighting in determining the award payable to each of the other named executive officers.

In the case of Mr. Stonestreet, who leads and is ultimately responsible for the performance of the other members of our strategic operating committee, goals achieved reflect those collectively achieved by the other members of the strategic operating committee, as well as continued progress with the execution of the Company’s strategic plan, continued focus on potential in-market and adjacent market acquisition opportunities, active monitoring of the progress and profitability of existing and new lines of business and working closely with the Governance and Nominating Committee on corporate governance matters, including director succession and Board refreshment.

In the case of Mr. Westbrook, goals achieved included growing the loan portfolio, increasing deposits, expanding our new equipment finance and Small Business Administration (SBA) lines of business and increasing non-interest income.

In the case of Mr. VunCannon, goals achieved included successful preparation and implementation of various financial reporting changes, successful completion of our general ledger and core technology system conversions, implementing wholesale investment and funding strategies, and enhancing internal financial reporting and budgeting.

In the case of Mr. Caywood, goals achieved included the successful implementation of our new core technology and information systems, improving operational maturity, and due diligence on the selection of a new commercial loan origination system.

In the case of Ms. Labian, goals achieved included developing and retaining high performing team members, enhancing the performance management program, improving internal communications, and optimizing various systems and processes within the human resources function.

In addition to accomplishing the individual functional team goals described above, the named executive officers provided crucial leadership in navigating the Company through the impacts of the COVID-19 pandemic. This included pivoting to equip 70% of our employees to work safely from home, implementing constantly changing protocols to protect the health and safety of our employees and customers, developing and managing systems to deliver PPP loans to meet borrower needs and implementing processes to work with customers on loan deferrals. The Compensation Committee exercised discretion and took this into account in determining the payout achievement percentages for the functional team goals component of the named executive officers’ incentive awards.

Based on the results discussed above, the following table shows the actual incentive award amounts earned for fiscal 2020 under the SOC Incentive Program by the named executive officers. The payout amounts are also set forth in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

	Target Incentive Award Opportunity	Actual Award Payout	Actual Award Payout
Name	(as a % of Base Salary)	(as a % of Base Salary)	(as a $ Amount)

Dana L. Stonestreet	55%	36%	$190,957
C. Hunter Westbrook	40%	29%	$110,838
Tony J. VunCannon	30%	22%	$55,832
Marty T. Caywood	30%	22%	$53,025
Paula C. Labian	30%	22%	$45,984

The SOC Incentive Program document contains a clawback provision, which provides that if we are required to restate our financial statements due to our material non-compliance with any financial reporting requirement, a participant must, unless otherwise determined in the sole discretion of the Committee, reimburse us to the extent any incentive payment to the participant was calculated based on financial results that were required to be restated.

Additional Cash Award for Mr. Caywood. In addition to the annual incentive award he earned for fiscal 2020 under the SOC Incentive Program, Mr. Caywood received a cash award of $30,000 for the successful completion of the Company’s core technology system conversion in February 2020.

Omnibus Incentive Plan. Equity-based awards under the Omnibus Plan are designed to align the interests of award recipients with the interests of our stockholders by providing award recipients with the opportunity to share in the long-term appreciation, if any, in the Company’s stock price which may occur after their awards are granted.

During fiscal 2020, the named executive officers were each granted performance-based restricted stock units, with performance measured by the cumulative fully diluted earnings per share of the Company over the three-year period ending June 30, 2022, calculated in accordance with accounting principles generally accepted in the United States, exclusive of the after-tax effects of (i) merger and consolidation costs, (ii) deleveraging programs implemented by the Company, (iii) changes in unrealized gain (loss) on speculative derivatives and (iv) other adjustments as determined by the Compensation Committee. Payout will range from 50% of the target number of shares for performance at 90% of target to 150% of the target number of shares for performance at 110% of target. The target number of shares underlying the performance-based awards to Messrs. Stonestreet, Westbrook, VunCannon and Caywood and Ms. Labian were 5,250, 1,625, 875, 875 and 875, respectively.

The following table illustrates the performance/payout structure of the performance-based restricted stock units awarded during fiscal 2020 to the named executive officers. Payout amounts will be interpolated on a straight-line basis.

Measure	Performance/Payout	Threshold	Target	Maximum
EPS	Performance	90% of target	100% of target	110% of target
	Payout	50% of target	100% of target	150% of target

The following table shows the target number of shares underlying the performance-based restricted stock units awarded during fiscal 2020 to the named executive officers and the fair market value of such awards, as determined under ASC 718, on the grant date:

Name	Target Number of Shares Underlying Performance-Based Restricted Stock Units	Grant Date Fair Market Value

Dana L. Stonestreet	5,250	$142,328
C. Hunter Westbrook	1,625	$44,054
Tony J. VunCannon	875	$23,721
Marty T. Caywood	875	$23,721
Paula C. Labian	875	$23,721

During fiscal 2020, Messrs. Westbrook, VunCannon, Caywood and Ms. Labian also were awarded shares of restricted stock with time-based vesting. These awards are scheduled to vest in five equal annual installments commencing on the first anniversary of the grant date. Mr. Stonestreet did not receive a time-based restricted stock award ─ his entire equity award was granted in performance-based restricted stock units as described above.

The following table shows the number of shares of time-based restricted stock awarded during fiscal 2020 to Messrs. Westbrook, VunCannon and Caywood and Ms. Labian and the fair market value of such awards, as determined under ASC 718, on the grant date:

Name	Number of Shares of Time-Based Restricted Stock	Grant Date Fair Market Value

C. Hunter Westbrook	1,625	$44,054
Tony J. VunCannon	875	$23,722
Marty T. Caywood	875	$23,722
Paula C. Labian	6,875	$175,942

The number of shares of time-based restricted stock awarded to Ms. Labian includes 6,000 shares awarded approximately six months following the commencement of her employment with the Company. Simultaneous with that award, Ms. Labian also was granted an option to purchase 20,000 shares of common stock at an exercise price of $25.37 (the fair market value per share of the common stock on the grant date), which is scheduled to vest in five equal annual installments commencing on the first anniversary of the grant date. These awards were made to Ms. Labian to adequately incentivize her as a new hire relative to the Company’s other executive officers.

The following table reflects the stock option granted to Ms. Labian during fiscal 2020, including the number of option shares and the fair market value of this award, as determined under ASC 718, on the grant date:

Name	Number of Option Shares	Grant Date Fair Market Value

Paula C. Labian	20,000	$93,304

Other Compensation Practices, Policies and Guidelines

Stock Ownership Guidelines. Effective September 1, 2017, we adopted stock ownership guidelines applicable to our directors and executive officers in order to further align their interests with the interests of our stockholders. The minimum levels of common stock ownership under the guidelines are as follows: Chief Executive Officer – three times base salary; other executive officers – one times base salary; and non-employee directors – five times annual Board retainer. Shares qualifying for purposes of the guidelines include shares owned directly, shares owned indirectly in which the director or executive officer has a pecuniary interest, vested and unvested shares of time-based restricted stock, shares underlying vested and unvested time-based restricted stock units and shares underlying unexercised vested in-the-money stock options using a “net settlement” methodology (i.e., not counting shares that would be withheld upon a net exercise of the option to cover the exercise price and applicable tax obligations). Unearned performance shares awarded to executive officers do not qualify for purposes of the guidelines.

Our directors and executive officers are required to satisfy their minimum levels of ownership by the end of the five-year period commencing on the next July 1st following their appointment or election as a director or hiring or designation as an executive officer. Progress toward, and compliance with, the minimum levels of ownership is assessed following the end of each fiscal year, with the value of stock holdings based on the closing price of our common stock on the last trading day of the applicable fiscal year (referred to as the “determination date”). If an individual does not meet the guidelines as of the applicable determination date, then until he or she meets the guidelines, he or she must retain 50 percent of his or her vested full value shares of common stock acquired as equity compensation after the determination date and is prohibited from selling shares acquired after the determination date upon exercise of stock options, other than shares sold for the purpose of paying the option exercise price and covering any tax obligation. As of June 30, 2020, all directors and executive officers either satisfied or were progressing toward their minimum levels of ownership, as applicable.

Violations of the guidelines by executive officers may result in adjustments to incentive-based compensation, including a requirement to receive incentive compensation in the form of Company common stock or the loss of future equity grants. The Company’s Board of Directors has the discretion to enforce the guidelines on a case-by-case basis, including the development of alternative guidelines to avoid the imposition of a severe hardship upon an individual director or executive officer.

Anti-Hedging and Pledging Policy. Our executive officers and directors are subject to a policy that specifically prohibits: 1) directly or indirectly engaging in hedging or monetization transactions, through transactions in the Company’s securities or through the use of financial instruments designed for such purpose; 2) engaging in short sale transactions in the Company’s securities; and 3) pledging the Company’s securities as collateral for a loan, including through the use of traditional margin accounts with a broker.

Deferred Compensation Plan. Under HomeTrust Bank’s Deferred Compensation Plan, directors and a select group of employees can elect to defer a portion of their cash compensation. Each of the named executive officers other than Mr. Westbrook and Ms. Labian currently participates in this plan. See “—Deferred Compensation Plan.”

Executive Medical Care Plan. HomeTrust Bank maintains an Executive Medical Care Plan (the “EMCP”), which is a nonqualified, deferred compensation plan under which certain key employees are given the opportunity to contribute toward, and to receive employer contributions toward, certain health and long-term care benefits, including the payment of health and long-term care plan premiums and the reimbursement of medical expenses. Messrs. Stonestreet and VunCannon are the only named executive officers who currently participate in the EMCP. For additional information regarding the EMCP and the EMCP benefits of each of the participating named executive officers, see “—Executive Medical Care Plan.”

Executive Supplemental Retirement Income Plan (SERP). Under HomeTrust Bank’s SERP, a participating executive is entitled to receive an annual supplemental retirement income benefit as specified in his or her joinder agreement to the SERP master agreement, payable monthly, commencing on his or her benefit eligibility date or on the date specified in his or her joinder agreement. Unless a different date is specified in the executive’s joinder agreement, the benefit eligibility date is the first day of the month next following the later of the month in which the executive attains age 55 or separates from service with the Bank (subject to a six-month delay for employees subject to Section 409A of the Internal Revenue Code to the extent necessary to comply with Section 409A) for any reason other than cause. Messrs. Stonestreet and VunCannon are the only named executive officers who currently participate in the SERP. Both the SERP and the Director Emeritus Plan were established by HomeTrust Bank when it was a mutual institution to compensate senior executives and directors for their service to HomeTrust Bank in recognition of the fact that equity incentive plans are not available to mutual institutions. The Company has fully accrued for the expense associated with the present values of the accumulated benefits under the SERP and the Director Emeritus Plan. For additional information regarding the SERP and the specific terms of the SERP benefits of each of the participating named executive officers, see “—Executive Supplemental Retirement Income Plan.”

KSOP. Effective July 1, 2015, the HomeTrust Bank 401(k) plan and the employee stock ownership plan (the “ESOP”) were combined to form the HomeTrust Bank KSOP (the “KSOP”). Participation in the 401(k) component of the KSOP is available to all of our employees who meet minimum eligibility requirements. This plan allows our employees to save money for retirement in a tax-advantaged manner. During fiscal 2020, we matched employee contributions, to the extent allowed under qualified plan limitations, fifty cents on the dollar up to 6% of compensation. Our contributions for fiscal 2020 under the 401(k) component of this plan to the named executive officers are reflected in the Summary Compensation Table under the “All Other Compensation” column.

The ESOP was established in connection with our Mutual-to-Stock Conversion in 2012. The ESOP trust purchased shares of HomeTrust Bancshares common stock in the Conversion using the proceeds of a loan from HomeTrust Bancshares. This borrowing is repaid over a period of 20 years using contributions from HomeTrust Bank to the trust fund. As each payment of principal and interest is made on the loan, a percentage of HomeTrust Bancshares common stock is allocated to eligible employees’ plan accounts, typically on an annual basis as of the end of the plan year. The ESOP component of the KSOP gives eligible employees an equity interest in HomeTrust Bancshares, thereby aligning their interests with the interests of our stockholders, and an additional retirement benefit in the form of HomeTrust Bancshares common stock.

Effective July 1, 2019, the plan year-end of the KSOP was changed from June 30th to December 31st, resulting in a transitional short plan year that commenced on July 1, 2019 and ended on December 31, 2019, followed by a new plan year that commenced on January 1, 2020 and will end on December 31, 2020. The most recent allocation made under the ESOP component of the KSOP was for the plan year ended June 30, 2019, and the next allocation will be for the plan year ending December 31, 2020. Accordingly, in the Summary Compensation Table, no ESOP allocations are shown as being earned during the fiscal year ended June 30, 2020 by the named executive officers.

Other Employee Benefits. Other benefits, in which all employees generally may participate, include the following: medical and dental insurance coverage, vision care coverage, group life insurance coverage and long- and short-term disability insurance coverage. HomeTrust Bank reimburses employees with salaries in excess of $100,000 for the premium paid for long-term disability insurance.

Perquisites and Other Personal Benefits. Other than providing Mr. Stonestreet with a company automobile and providing Mr. Westbrook with an automobile allowance, we currently do not provide the named executive officers with any perquisites or other personal benefits.

Employment and Change in Control Severance Agreements. Effective September 11, 2018, the Company entered into amended and restated employment agreements with Messrs. Stonestreet, Westbrook and VunCannon. Effective January 31, 2019, the Company entered into a change in control severance agreement with Ms. Labian. Effective April 1, 2019, the Company entered into a change in control severance agreement with Mr. Caywood. These agreements are intended to be closely aligned with market-based terms and best practices in the executive compensation area.

The agreements require a “double trigger” in order for any payments or benefits to be provided to the executive in connection with or following a change in control - in other words, both a change in control and an involuntary termination of employment (which includes a voluntary termination by the executive following a material reduction in his duties, responsibilities or benefits) must occur. The purpose of providing the change in control payments is to attract and retain top level executives of the highest caliber and mitigate the risk to these executives that their employment will be involuntarily terminated in the event we are acquired. At the same time, a change in control, by itself, will not automatically trigger a payout, as our intention is to induce the executive to remain employed following a change in control so long as the acquiror so desires without a material reduction in the executive’s duties, responsibilities or benefits.

For additional information, see “Employment Agreements with Messrs. Stonestreet, Westbrook and VunCannon and Change in Control Severance Agreements with Mr. Caywood and Ms. Labian.”

Summary Compensation Table

The following table sets forth information concerning the compensation paid to or earned by the named executive officers for fiscal years 2020, 2019 and 2018:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total Compensation ($)

Dana L. Stonestreet,	2020	$531,705	$—	$142,328	$—	$190,957	$159,497	$15,858	$1,040,345
Chairman, President and	2019	$521,475	$—	$144,428	$—	$235,668	$120,174	$25,640	$1,047,385
Chief Executive Officer	2018	$505,000	$—	$624,000	$863,910	$358,872	$112,497	$25,033	$2,489,312

C. Hunter Westbrook	2020	$378,641	$—	$88,108	$—	$110,838	$—	$12,642	$590,229
Senior Executive Vice President	2019	$364,300	$—	$89,408	$—	$105,346	$—	$27,093	$586,147
and Chief Operating Officer (1)	2018	$327,813	$—	$65,000	$264,800	$160,935	$—	$28,397	$846,945

Tony J. VunCannon,	2020	$257,479	$—	$47,443	$—	$55,832	$12,080	$9,227	$382,061
Executive Vice President,	2019	$248,231	$—	$48,143	$—	$66,710	$15,906	$20,770	$399,760
Chief Financial Officer, Corporate	2018	$238,692	$—	$52,000	$165,500	$92,407	$14,922	$22,810	$586,331
Secretary and Treasurer

Marty T. Caywood,	2020	$238,120	$30,000	$47,443	$—	$53,025	$1,725	$9,551	$379,864
Executive Vice President	2019	$200,000	$—	$48,143	$88,200	$59,886	$651	$18,285	$415,165
and Chief Information Officer (2)

Paula C. Labian	2020	$207,721	$—	$199,663	$93,304	$45,984	$—	$9,642	$556,314
Executive Vice President and
Chief Human Resources Officer (2)

_____________________

(1)	Prior to October 1, 2018, Mr. Westbrook’s position was Executive Vice President and Chief Banking Officer.
(2)	No compensation information is provided for Mr. Caywood for fiscal 2018 or Ms. Labian for fiscal 2019 or 2018 because they were not named executive officers for those fiscal years.
(3)	Represents a cash award received by Mr. Caywood for the successful completion of the Company’s core technology system conversion in February 2020. All other bonus amounts for fiscal 2020, 2019 and 2018 are reported under the “Non-Equity Incentive Plan Compensation” column.
(4)

Represents the grant date fair values under ASC Topic 718 of stock awards. The assumptions used in the calculations of the grant date fair value amounts are included in Note 17 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020 filed with the SEC. The number of shares for the stock awards made during fiscal 2020 to the named executive officers are provided in the Grants of Plan-Based Awards table. The entirety of Mr. Stonestreet’s stock award for fiscal 2020, and a portion of the stock award for fiscal 2020 to each of the other named executive officers, was in the form of performance-based restricted stock units. The value of the performance-based restricted stock units reflected in the table above is the grant date fair value based on probable outcomes at the date of grant. For each such award, the fair value at grant date reflected in the table above, and the value at grant date assuming the highest level of performance (maximum value), are as follows:

Name	Fair Value at Grant Date	Maximum Value at Grant Date
Dana L. Stonestreet	$ 142,328	$ 213,491
C. Hunter Westbrook	$ 44,054	$ 66,081
Tony J. VunCannon	$ 23,721	$ 35,582
Marty T. Caywood	$ 23,721	$ 35,582
Paula C. Labian	$ 23,721	$ 35,582

(5)	Represents the grant date fair values under ASC Topic 718, as estimated by using the Black-Scholes pricing model, of awards of options to purchase shares of the Company’s common stock. The assumptions used in the calculations of the grant date fair value amounts are included in Note 17 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020 filed with the SEC.
(6)	Amounts under this column for fiscal 2020 present the aggregate of (i) the change in the actuarial present value of the named executive officer’s accumulated benefit under the SERP from June 30, 2019 to June 30, 2020, (ii) above market interest on amounts deferred under the Deferred Compensation Plan and (iii) above market interest on amounts deferred under the EMCP, respectively, as follows: Mr. Stonestreet – (i) $99,700; (ii) $41,767; and (iii) $18,030; Mr. Westbrook – (i) $0; (ii) $0; and (iii) $0; Mr. VunCannon – (i) $0; (ii) $6,425; and (iii) $5,655; Mr. Caywood– (i) $0; (ii) $1,725; and (iii) $0; and Ms. Labian – (i) $0; (ii) $0; and (iii) $0.Amounts under this column for fiscal 2019 present the aggregate of (i) the change in the actuarial present value of the named executive officer’s accumulated benefit under the SERP from June 30, 2018 to June 30, 2019, (ii) above market interest on amounts deferred under the Deferred Compensation Plan and (iii) above market interest on amounts deferred under the EMCP, respectively, as follows: Mr. Stonestreet – (i) $94,952; (ii) $15,760; and (iii) $9,462; Mr. Westbrook – (i) $0; (ii) $0; and (iii) $0; Mr. VunCannon – (i) $10,797; (ii) $2,424; and (iii) $2,685; and Mr. Caywood– (i) $0; (ii) $651. Amounts under this column for fiscal 2018 present the aggregate of (i) the change in the actuarial present value of the named executive officer’s accumulated benefit under the SERP from June 30, 2017 to June 30, 2018, (ii) above market interest on amounts deferred under the Deferred Compensation Plan and (iii) above market interest on amounts deferred under the EMCP, respectively, as follows: Mr. Stonestreet – (i) $90,431; (ii) $10,957; and (iii) $11,109; Mr. Westbrook – (i) $0; (ii) $0; and (iii) $0; and Mr. VunCannon – (i) $10,283; (ii) $1,685; and (iii) $2,954.
(7)	For Messrs. Stonestreet, Westbrook, VunCannon and Caywood and Ms. Labian, amounts under this column for fiscal 2020 consist of the following: Mr. Stonestreet

–life insurance premiums paid by HomeTrust Bank of $1,458; reimbursement for long-term disability insurance premium paid by Mr. Stonestreet of $828; employer contributions under HomeTrust Bank’s 401(k) plan of $9,060; and dividends on unvested shares of restricted stock of $4,512; Mr. Westbrook –life insurance premiums paid by HomeTrust Bank of $1,296; reimbursement for long-term disability insurance premium paid by Mr. Westbrook of $828; employer contributions under HomeTrust Bank’s 401(k) plan of $5,667; and dividends on unvested shares of restricted stock of $4,851; Mr. VunCannon –life insurance premiums paid by HomeTrust Bank of $972; reimbursement for long-term disability insurance premium paid by Mr. VunCannon of $828; employer contributions under HomeTrust Bank’s 401(k) plan of $6,717; and dividends on unvested shares of restricted stock of $710; Mr. Caywood –life insurance premiums paid by HomeTrust Bank of $810; reimbursement for long-term disability insurance premium paid by Mr. Caywood of $828; employer contributions under HomeTrust Bank’s 401(k) plan of $6,943; and dividends on unvested shares of restricted stock of $970; and Ms. Labian –life insurance premiums paid by HomeTrust Bank of $662; reimbursement for long-term disability insurance premium paid by Ms. Labian of $828; employer contributions under HomeTrust Bank’s 401(k) plan of $6,770; and dividends on unvested shares of restricted stock of $1,382. For Messrs. Stonestreet, Westbrook, VunCannon, and Caywood, amounts under this column for fiscal 2019 consist of the following: Mr. Stonestreet –life insurance premiums paid by HomeTrust Bank of $1,458; reimbursement for long-term disability insurance premium paid by Mr. Stonestreet of $828; employer contributions under HomeTrust Bank’s 401(k) plan of $9,000; value as of June 30, 2019 of ESOP allocation of $10,610; and dividends on unvested shares of restricted stock of $3,744; Mr. Westbrook –life insurance premiums paid by HomeTrust Bank of $1,296; reimbursement for long-term disability insurance premium paid by Mr. Westbrook of $828; employer contributions under HomeTrust Bank’s 401(k) plan of $10,654; value as of June 30, 2019 of ESOP allocation of $10,610; and dividends on unvested shares of restricted stock of $3,705; Mr. VunCannon –life insurance premiums paid by HomeTrust Bank of $972; reimbursement for long-term disability insurance premium paid by Mr. VunCannon of $828; employer contributions under HomeTrust Bank’s 401(k) plan of $7,943; value as of June 30, 2019 of ESOP allocation of $10,610; and dividends on unvested shares of restricted stock of $417; and Mr. Caywood –life insurance premiums paid by HomeTrust Bank of $810; reimbursement for long-term disability insurance premium paid by Mr. Caywood of $828; employer contributions under HomeTrust Bank’s 401(k) plan of $5,781; value as of June 30, 2019 of ESOP allocation of $9,969; and dividends on unvested shares of restricted stock of $897. For Messrs. Stonestreet, Westbrook, and VunCannon, amounts under this column for fiscal 2018 consist of the following: Mr. Stonestreet –life insurance premiums paid by HomeTrust Bank of $1,510; reimbursement for long-term disability insurance premium paid by Mr. Stonestreet of $1,110; employer contributions under HomeTrust Bank’s 401(k) plan of $9,000; and value as of June 30, 2018 of ESOP allocation of $13,413; Mr. Westbrook –life insurance premiums paid by HomeTrust Bank of $1,503; reimbursement for long-term disability insurance premium paid by Mr. Westbrook of $1,110; employer contributions under HomeTrust Bank’s 401(k) plan of $12,371; and value as of June 30, 2018 of ESOP allocation of $13,413; and Mr. VunCannon –life insurance premiums paid by HomeTrust Bank of $1,005; reimbursement for long-term disability insurance premium paid by Mr. VunCannon of $1,080; employer contributions under HomeTrust Bank’s 401(k) plan of $7,312; and value as of June 30, 2018 of ESOP allocation of $13,413.

Grants of Plan-Based Awards

								All
								Other	All
								Stock	Other
								Awards:	Option		Grant
		Estimated Possible Payouts			Estimated Future			Number	Awards:		Date
					Payouts			of	Number		Fair
		Under Non-Equity			Under Equity			Shares	of	Exercise	Value
		Incentive Plan Awards			Incentive Plan Awards			of	Securities	Price of	of Stock
								Stock or	Underlying	Option	and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Date	($)(1)	($)(1)	($)(1)	(#)(2)	(#)(2)	(#)(2)	(#)	(#)	($/Sh)	Awards

Dana L. Stonestreet	09/24/19	145,902	291,804	437,706	—	—	—	—	—	—	—
	02/11/20	—	—	—	2,625	5,250	7,875	—	—	—	$142,328 (6)

C. Hunter Westbrook	09/24/19	75,564	151,128	226,692	—	—	—	—	—	—	—
	02/11/20	—	—	—	813	1,625	2,438	—	—	—	$44,054 (6)
	02/11/20	—	—	—	—	—	—	1,625 (3)	—	—	$44,054 (6)

Tony J. VunCannon	09/24/19	38,724	77,448	116,172	—	—	—	—	—	—	—
	02/11/20	—	—	—	438	875	1,313	—	—	—	$23,721 (6)
	02/11/20	—	—	—	—	—	—	875 (3)	—	—	$23,721 (6)

Marty T. Caywood	09/24/19	36,150	72,300	108,450	—	—	—	—	—	—	—
	02/11/20	—	—	—	438	875	1,313	—	—	—	$23,721 (6)
	02/11/20	—	—	—	—	—	—	875 (3)	—	—	$23,721 (6)

Paula C. Labian	08/22/19	—	—	—	—	—	—	6,000 (4)	20,000 (5)	$25.37	$245,524 (6)
	09/24/19	31,350	62,700	94,050	—	—	—	—	—	—	—
	02/11/20	—	—	—	438	875	1,313	—	—	—	$23,721 (6)
	02/11/20	—	—	—	—	—	—	875 (3)	—	—	$23,721 (6)

______________

(1)	For each named executive officer, represents the threshold (i.e. lowest), target and maximum amounts that were potentially payable for fiscal year 2020 under the Company’s SOC Incentive Program. The actual amounts earned under these awards for fiscal year 2020 are reflected in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. For additional information regarding the SOC Incentive Program, see “Compensation Discussion and Analysis—2020 Executive Compensation Program in Detail-Annual Incentives.”
(2)	For each named executive officer, represents the threshold (i.e. lowest), target and maximum number of shares issuable under performance-based restricted stock units based on performance over a three-year period. For additional information regarding these awards, see “Compensation Discussion and Analysis—2020 Executive Compensation Program in Detail-Omnibus Incentive Plan.”
(3)	Represents a restricted stock award with the following vesting schedule: 20% increments on February 11, 2021, 2022, 2023, 2024 and 2025.
(4)	Represents a restricted stock award with the following vesting schedule: 20% increments on August 22, 2020, 2021, 2022, 2023 and 2024.
(5)	Represents a stock option award with the following vesting schedule: 20% increments on August 22, 2020, 2021, 2022, 2023 and 2024.
(6)	Represents the grant date fair value of the award determined in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the award are included in Note 17 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020 filed with the SEC.

Employment Agreements with Messrs. Stonestreet, Westbrook and VunCannon and Change in Control Severance Agreements with Mr. Caywood and Ms. Labian

Effective September 11, 2018, the Company entered into amended and restated employment agreements with Messrs. Stonestreet, Westbrook and VunCannon. Effective January 31, 2019, the Company entered into a change in control severance agreement with Ms. Labian. Effective April 1, 2019, the Company entered into a change in control severance agreement with Mr. Caywood. The employment agreements with Messrs. Stonestreet and Westbrook each provide for an initial term ending on September 11, 2021 and the employment agreement with Mr. VunCannon, the change in control severance agreement with Ms. Labian and the change in control severance agreement with Mr. Caywood each provide for an initial term that ended on September 11, 2020. The term of each agreement extends by one year on September 11th of each year (beginning September 11, 2019), provided that the Company has not given written notice to the contrary to the executive within a specified period before such date and provided further that the executive has not received an unsatisfactory performance review by the Board of Directors of the Company or the Bank. Each of the agreements was so extended on September 11, 2019 and 2020.  In the case of Mr. Stonestreet, the term of his agreement cannot be automatically extended beyond his 75th birthday, and in the case of Messrs. Westbrook, VunCannon and Caywood and Ms. Labian, the terms of their agreements cannot be automatically extended beyond their 65th birthday.

Each employment agreement provides for a minimum annual base salary of not less than the executive’s base salary as in effect on the effective date of the agreement. Each employment agreement entitles the executive to participate in an equitable manner with all other executive officers of the Company and the Bank in such performance-based and discretionary bonuses, if any, as are authorized by the Boards of Directors of the Company and the Bank, and to participate in, to the same extent as executive officers of the Company and the Bank generally, all retirement and other employee benefits and any fringe benefits, and such other benefits as the Board of Directors may provide in its discretion.

Each employment agreement provides that if the executive is “involuntarily terminated,” other than at the time of or within 12 months following a change in control of the Company or the Bank, he will receive (i) monthly payments of one-twelfth of his “cash compensation” for the remaining term of the agreement, (ii) continuation of specified health insurance benefits for the executive and his dependents until their death or the expiration of the remaining term of the agreement (whichever first occurs) and (iii) continuation of specified other insurance benefits until the executive’s death or the expiration of the remaining term of the agreement (whichever first occurs). Each employment agreement further provides that if the executive is involuntarily terminated at the time of or within 12 months following a change in control of the Company or the Bank, then in lieu of the benefits described in the immediately preceding sentence, the executive will receive (i) a lump sum cash amount equal to three times his cash compensation, (ii) continuation of specified health insurance benefits for the executive and his dependents until their death or the three-year anniversary of the date of termination (whichever first occurs) and (iii) continuation of specified other insurance benefits until the executive’s death or the three-year anniversary of the date of termination (whichever first occurs). In addition, each employment agreement provides that the executive will either receive the full amount of these change in control severance payments or be cut back to the extent such payments would, or together with other payments would, be nondeductible under Section 280G of the Internal Revenue Code, whichever results in a greater after-tax benefit with the executive paying any applicable excise tax.

The term “involuntary termination” includes a material diminution in the executive's duties, responsibilities or benefits. The term “cash compensation” is defined as the highest annual base salary rate paid to the executive at any time during his employment by the Company plus the higher of (i) the executive’s annual bonus paid during the year immediately preceding the date of termination or (ii) the executive’s target bonus for the year in which the date of termination occurs, in each case including any salary or bonus amounts deferred by the executive. The Company’s obligation to pay severance or provide benefits under the employment agreements is expressly conditioned upon the executive executing (and not revoking) a general release of claims.

Each employment agreement provides that if the executive dies while employed under the agreement, his estate or designated beneficiary will be entitled to receive: (i) a lump sum equal to the executive’s cash compensation through the last day of calendar month in which his death occurred, plus the greater of (A) an additional three months of the executive’s cash compensation or (B) if the executive died within six months prior to or 12 months following a change in control of the Company or the Bank, a lump sum cash amount equal to three times the executive’s cash compensation; and (ii) the amounts of any benefits or awards which were earned with respect to the fiscal year in which the executive died and which the executive would have been entitled to receive had he remained employed, and the prorated amount of any bonus or incentive compensation for such fiscal year to which the executive would have been entitled had he remained employed.  Each employment agreement also provides that if the Company terminates the executive's employment after having established that the executive has incurred a disability, then after exhaustion of all paid time off days allocated for the calendar year, the Company will pay to the executive monthly one-twelfth of his cash compensation for the remaining term of the agreement, reduced by the proceeds of any disability plan then in effect.  If the executive’s employment is terminated on account of disability during the one year commencing on the effective date of a change in control of the Company or the Bank, he will receive his change in control severance payment and benefits as provided under his employment agreement.

The change in control severance agreements with Mr. Caywood and Ms. Labian each provide that if the executive is involuntarily terminated at the time of or within 12 months following a change in control of the Company or the Bank, the executive will receive (i) a lump sum cash amount equal to two times the executive’s cash compensation and (ii) specified health insurance benefits for the executive and his or her dependents. Each agreement further provides that these change in control severance payments are subject to reduction to the extent payments to the executive (whether under the agreement or otherwise) would be nondeductible under Section 280G of the Internal Revenue Code. The term “cash compensation” is defined in the same manner as the employment agreements with Messrs. Stonestreet, Westbrook and VunCannon. The Company’s obligation to pay severance or provide benefits under the change in control severance agreements is expressly conditioned upon the executive executing (and not revoking) a general release of claims.

Outstanding Equity Awards at June 30, 2020

The following table provides information regarding the unexercised stock options and stock awards held by each of the named executive officers as of June 30, 2020.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Dana L. Stonestreet	210,000(1)	—	—	$14.37	02/11/2023	—	—	—	—
	52,200(2)	78,300(2)	—	$26.00	02/11/2028	—	—	—	—
	—	—	—	—	—	14,400(3)	$230,400	—	—
	—	—	—	—	—	—	—	5,250(4)	$84,000
	—	—	—	—	—	—	—	5,250(5)	$84,000

C. Hunter Westbrook	90,000(1)	—	—	$14.37	02/11/2023	—	—	—	—
	8,000(2)	12,000(2)	—	$24.95	02/11/2027	—	—	—	—
	16,000(2)	24,000(2)	—	$26.00	02/11/2028	—	—	—	—
	—	—	—	—	—	12,000(3)	$192,000	—	—
	—	—	—	—	—	1,500(3)	$24,000	—	—
	—	—	—	—	—	—	—	1,625(4)	$26,000
	—	—	—	—	—	1,300(6)	$20,800	—	—
	—	—	—	—	—	—	—	1,625(5)	$26,000
	—	—	—	—	—	1,625(7)	$26,000	—	—

Tony J. VunCannon	80,500(8)	—	—	$14.37	02/11/2023	—	—	—	—
	10,000(2)	15,000(2)	—	$26.00	02/11/2028	—	—	—	—
	—	—	—	—	—	1,200(3)	$19,200	—	—
	—	—	—	—	—	—	—	875(4)	$14,000
	—	—	—	—	—	700(6)	$11,200	—	—
	—	—	—	—	—	—	—	875(5)	$14,000
	—	—	—	—	—	875(7)	$14,000	—	—
Marty T. Caywood	4,000(9)	—	—	$14.37	02/11/2023	—	—	—	—
	4,000(2)	6,000(2)	—	$26.00	02/11/2028	—	—	—	—
	3,000(10)	12,000(10)	—	$27.51	02/11/2029	—	—	—	—
	—	—	—	—	—	1,200(3)	$19,200	—	—
	—	—	—	—	—	—	—	875(4)	$14,000
	—	—	—	—	—	700(6)	$11,200	—	—
	—	—	—	—	—	—	—	875(5)	$14,000
	—	—	—	—	—	875(7)	$14,000	—	—
Paula C. Labian	1,000(10)	4,000(10)	—	$27.51	02/11/2029	—	—	—	—
	—	20,000(11)	—	$25.37	08/22/2029	—	—	—	—
	—	—	—	—	—	6,000(12)	$96,000	—	—
	—	—	—	—	—	—	—	875(5)	$14,000
	—	—	—	—	—	875(7)	$14,000	—	—

________________

(1)	Stock option award with the following vesting schedule: 20% increments on February 11, 2014, 2015, 2016, 2017 and 2018.
(2)	Stock option award with the following vesting schedule: 20% increments on February 11, 2019, 2020, 2021, 2022 and 2023.
(3)	Restricted stock award with the following vesting schedule: 20% increments on February 11, 2019, 2020, 2021, 2022 and 2023.

(4)	Reflects number of shares issuable under performance-based restricted stock units based on target level of performance. Performance is measured over a three-year period ending June 30, 2021. For additional information regarding these awards, see “Compensation Discussion and Analysis—2020 Executive Compensation Program in Detail-Omnibus Incentive Plan.”
(5)	Reflects number of shares issuable under performance-based restricted stock units based on target level of performance. Performance is measured over a three-year period ending June 30, 2022. For additional information regarding these awards, see “Compensation Discussion and Analysis—2020 Executive Compensation Program in Detail-Omnibus Incentive Plan.”
(6)	Restricted stock award with the following vesting schedule: 20% increments on February 11, 2020, 2021, 2022, 2023 and 2024.
(7)	Restricted stock award with the following vesting schedule: 20% increments on February 11, 2021, 2022, 2023, 2024 and 2025.
(8)	Remaining unexercised portion of stock option award with the following vesting schedule: 20% increments on February 11, 2014, 2015, 2016, 2017 and 2018.
(9)	Remaining unexercised portion of stock option award which vested as to 1,000 shares on February 11, 2014, 1,000 shares on February 11, 2015, 2,000 shares on February 11, 2016, 4,000 shares on February 11, 2017, 4,000 shares on February 11, 2018, 4,000 shares on February 11, 2019 and 4,000 shares on February 11, 2020.
(10)	Stock option award with the following vesting schedule: 20% increments on February 11, 2020, 2021, 2022, 2023 and 2024.
(11)	Stock option award with the following vesting schedule: 20% increments on August 22, 2020, 2021, 2022, 2023 and 2024
(12)	Restricted stock award with the following vesting schedule: 20% increments on August 22, 2020, 2021, 2022, 2023 and 2024.

Option Exercises and Stock Vested

The following table sets forth information regarding stock options exercised and shares of restricted stock that vested during the fiscal year ended June 30, 2020 with respect to each named executive officer:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Dana L. Stonestreet	—	$—	4,800	$130,128
C. Hunter Westbrook	—	$—	4,825	$130,806
Tony J. VunCannon	4,500	$55,485	575	$15,588
Marty T. Caywood	8,000	$101,040	2,575	$69,808
Paula C. Labian	—	$—	—	$—

______________

(1)	Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.
(2)	Represents the value realized upon vesting of restricted stock award, based on the market value of the shares on the vesting date.

Deferred Compensation Plan

The Deferred Compensation Plan is a nonqualified deferred compensation plan under which directors and a select group of employees can elect to defer a portion of their cash compensation. At the end of each calendar month, each participant’s account balance is credited with earnings based on the value of the participant’s account balance on the last day of such month. Earnings are currently credited at a rate equal to the average rate of HomeTrust Bank’s earning assets determined as of the last day of the preceding calendar month. A participant is always 100% vested in his or her account, which will be distributed in cash following his or her separation from service with HomeTrust Bank at the time and in the manner specified in the plan and the participant’s election form.

Each named executive officer other than Mr. Westbrook and Ms. Labian currently participates in the Deferred Compensation Plan. The following table provides information regarding the Deferred Compensation Plan for each participating named executive officer.

			Aggregate
	Executive	Registrant	Earnings	Aggregate	Aggregate
	Contributions	Contributions	in Last	Withdrawals/	Balance
Name	in Last FY	in Last FY(1)	FY(2)	Distributions(3)	at Last FYE(4)

Dana L. Stonestreet	$—	$—	$88,683	$—	$2,139,115
Tony J. VunCannon	$—	$—	$13,641	$—	$329,041
Marty T. Caywood	$—	$—	$3,663	$—	$88,357

_______________

(1)	During fiscal 2020, no employer contributions were made under the Deferred Compensation Plan to the participating named executive officers.
(2)	Of the amounts shown, $41,767, $6,425, and $1,725 constitute above market interest under SEC rules and were therefore reported as compensation earned by Messrs. Stonestreet, VunCannon, and Caywood for fiscal 2020 in the Summary Compensation Table under the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column.
(3)	During fiscal 2020, there were no withdrawals from the Deferred Compensation Plan by, or distributions under the Deferred Compensation Plan to, the participating named executive officers.
(4)	Of the aggregate balances shown, $103,215, $24,866 and $651, were reported as compensation earned by Messrs. Stonestreet, VunCannon and Caywood in the Company’s Summary Compensation Table for fiscal 2019 and for prior years.

Executive Medical Care Plan

The EMCP is a nonqualified, deferred compensation plan under which certain key employees are given the opportunity to receive employer-provided health and long-term care benefits through the payment of health and long-term care plan premiums and to receive reimbursement of medical expenses. Under the EMCP, a participant may be provided with an initial benefit amount set forth in his or her individual joinder agreement and, if the participant is fully vested under the plan, may elect to defer a portion of his base salary, bonuses or other compensation. Following the “benefit commencement date,” a participant’s benefit account under the EMCP may be used to reimburse the participant for medical expenses (but only using the pre-2005 portion of the account) or pay insurance premiums under any health or qualified long-term care plan. Any such reimbursement or premium payment results in a charge to the participant’s account balance. At the end of each plan year, each participant’s account is credited with a 5% adjustment, based on the average balance of the account during the plan year. The “benefit commencement date” means (1) with respect to the payment of health plan premiums, the first day of the month next following (a) the date of the participant’s termination of employment after age 65, unless the participant, having attained age 65, requests that his benefits commence sooner, (b) if the participant’s employment terminates before age 65, the earlier of the date he or she requests payment of the health plan premiums subsequent to termination of employment or the date the participant attains age 65, or (c) in the case of the participant’s death before age 65, the first day of the month next following the date of the participant’s death; and (2) with respect to qualified long-term care coverage and the reimbursement of medical expenses, the date the participant is first designated to participate in the EMCP, provided that with respect to the reimbursement of medical expenses, the participant must be 100% vested before benefits may commence. A participant may request that his benefit commencement date be delayed (except for the reimbursement of medical expenses) or, with respect to the payment of health care plan premiums, accelerated, in each case subject to the approval of the committee administering the EMCP.

Messrs. Stonestreet and VunCannon are the only named executive officers who currently participate in the EMCP, and they are fully vested in their accounts. The following table provides information regarding the EMCP for Messrs. Stonestreet and VunCannon.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
Name	in Last FY	in Last FY(2)	in Last FY(3)	Distributions	at Last FYE(4)

Dana L. Stonestreet	$—	$—	$32,757	$35,426	$672,810
Tony J. VunCannon	$18,000 (1)	$—	$10,274	$4,459	$220,624

_______________

(1)	Reported as compensation for fiscal 2020 in the Summary Compensation Table under the “Salary” column. During fiscal 2020, Mr. VunCannon was the only participating named executive officer who made contributions under the EMCP.
(2)	During fiscal 2020, no employer contributions were made under the EMCP to the participating named executive officers.
(3)	Of the amounts shown, $18,030 and $5,655 constitute above market interest under SEC rules and were therefore reported as compensation earned by Messrs. Stonestreet and VunCannon for fiscal 2020 in the Summary Compensation Table under the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column.
(4)	Of the aggregate balances shown, $87,424 and $142,916 were reported as compensation earned by Messrs. Stonestreet and VunCannon in the Company’s Summary Compensation Table for fiscal 2019 and for prior years.

Executive Supplemental Retirement Income Plan

General. Under the SERP, a participating executive is entitled to receive an annual supplemental retirement income benefit as specified in his or her joinder agreement to the SERP master agreement, payable monthly, commencing on his or her benefit eligibility date or on the date specified in his or her joinder agreement. Unless a different date is specified in the executive’s joinder agreement, the benefit eligibility date is the first day of the month next following the later of the month in which the executive attains age 55 or separates from service with HomeTrust Bank (subject to a six-month delay for employees subject to Section 409A of the Internal Revenue Code to the extent necessary to comply with Section 409A) for any reason other than cause. Messrs. Stonestreet and VunCannon are the only named executive officers who currently participate in the SERP. The specific terms of the SERP benefits of each of the participating named executive officers, the present values of their respective accumulated benefits and any payments under the SERP to the participating named executive officers during the last fiscal year are described below. Solely for purposes of calculating the present values of such accumulated benefits, it was assumed that Messrs. Stonestreet and VunCannon will retire in fiscal 2021, in each case using a discount rate of 5%. These assumptions are the same as those used in preparing the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020.

Mr. Stonestreet. Under his joinder agreement, Mr. Stonestreet’s supplemental retirement income benefit is comprised of the following: (1) a 20-year annual benefit, payable monthly, equal to 60% of his highest average compensation (taking into account only base salary, bonuses and amounts deferred at his election) for a three (consecutive or nonconsecutive) calendar year period preceding the date Mr. Stonestreet separates from service with HomeTrust Bank, provided that this annual benefit may not be less than $350,000 or more than $425,000 (his “Main Retirement Benefit”); and (2) a separate, additional 20-year retirement benefit, payable monthly, in the annual amount of $16,193, subject to an adjustment of 5% per year commencing with the second year of the payout period (his “Additional Retirement Benefit”). Mr. Stonestreet is fully vested in both his Main Retirement Benefit and his Additional Retirement Benefit.

Mr. VunCannon. Under his joinder agreement, Mr. VunCannon’s supplemental retirement income benefit is comprised of a 15-year annual benefit of $25,000, payable monthly. Mr. VunCannon is fully vested in his supplemental retirement income benefit.

The following table provides information regarding the SERP for each participating named executive officer.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Dana L. Stonestreet	SERP	n/a	$5,499,189	$—
Tony J. VunCannon	SERP	n/a	$253,313	—

Potential Payments upon Termination of Employment or Change in Control

The following tables summarize the approximate value of the termination payments and benefits that the named executive officers would have received if their employment had been terminated on June 30, 2020 under the circumstances shown. See “--Employment Agreements with Messrs. Stonestreet, Westbrook and VunCannon and Change in Control Severance Agreements with Mr. Caywood and Ms. Labian.”

The tables exclude (i) amounts accrued through June 30, 2020 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (ii) account balances under HomeTrust Bank’s 401(k) plan, Deferred Compensation Plan, EMCP and SERP. Each of Messrs. Stonestreet, VunCannon and Caywood is fully vested in his account balances under the Deferred Compensation Plan, EMCP and SERP, to the extent he participates in those plans, and the forms and amounts of his benefits under those plans would not be enhanced by a termination of his employment with HomeTrust Bank or a change in control. Mr. Westbrook and Ms. Labian are the only named executive officers who does not currently participate in the Deferred Compensation Plan, and Messrs. Stonestreet and VunCannon are the only named executive officers who participate in the EMCP and the SERP. If Mr. Stonestreet or Mr. VunCannon is terminated for cause, he will forfeit all benefits under the SERP and will generally forfeit the right to receive any further benefits under the EMCP that are not attributable to compensation he previously deferred. For information regarding the benefits of Messrs. Stonestreet, VunCannon and Caywood and Ms. Labian under the Deferred Compensation Plan, EMCP and SERP, to the extent they participate in those plans, see “—Deferred Compensation Plan,” “—Executive Medical Care Plan” and “—Executive Supplemental Retirement Income Plan.”

Dana L. Stonestreet

Termination Scenario	Total Compensation and Health and Other Insurance Benefits Continuation ($)		Payout of Unused Paid Time Off ($)		Life Insurance Benefit ($)	Accelerated Vesting of Stock Options and Restricted Stock Awards and Units ($)		Payment of 300% of Cash Compensation and Continuation of Health and Other Insurance Benefits ($)
If termination for cause occurs	$—		$69,380	(7)	$—	$—		$—

If voluntary termination occurs that does not constitute “involuntary termination” under Employment Agreement	$—		$69,380	(7)	$—	$—		$—

If “involuntary termination” under Employment Agreement occurs, but not at the time of or within 12 months following a change in control	$2,563,315	(1)	$69,380	(7)	$—	$—		$—

If “involuntary termination” under Employment Agreement occurs at the time of or within 12 months following a change in control	$—		$69,380	(7)	$—	$398,400	(2)	$2,563,315	(3)

If termination occurs as a result of death, not within six months before, or 12 months after, a change in control	$207,782	(4)	$69,380	(7)	$900,000	$398,400	(2)	$—

If termination occurs as a result of death within six months before, or 12 months after, a change in control	$—		$69,380	(7)	$900,000	$398,400	(2)	$2,563,315	(5)

If termination occurs as a result of disability, not during the one year period following a change in control	$1,894,207	(6)	$69,380	(7)	$—	$398,400	(2)	$—

If termination occurs as a result of disability during the one year period following a change in control	$—	(8)	$69,380	(7)	$—	$398,400	(2)	$2,563,315	(8)

________________

(1)	Represents the continuation of “cash compensation” (payable monthly) and health and other insurance benefits under Mr. Stonestreet’s employment agreement, as described under “—Employment Agreements with Messrs. Stonestreet, Westbrook and VunCannon and Change in Control Severance Agreements with Mr. Caywood and Ms. Labian,” for the remaining term of Mr. Stonestreet’s employment agreement, assuming that Mr. Stonestreet’s employment is, on June 30, 2020, “involuntarily terminated” but not at the time of or within 12 months following a change in control and that the then-remaining term of Mr. Stonestreet’s employment agreement is not renewed and ends on June 30, 2023. For purposes of the above table, Mr. Stonestreet’s annual “cash compensation” is calculated as $831,128, and the annual amount of his health and other insurance benefits is calculated at $23,310.
(2)	Represents the value of acceleration of vesting of unvested restricted stock awards and performance-based restricted stock units, based on the closing price per share of the Company’s common stock on June 30, 2020 of $16.00 and assuming the performance-based restricted stock units vest at the target level of performance without proration of the number of underlying performance shares earned, as discussed below. No value is included for the acceleration of vesting of Mr. Stonestreet’s unvested stock options because none of such options were in-the-money as of June 30, 2020. All unvested stock options and restricted stock awards vest upon a change in control, regardless of whether employment is terminated, as well as upon termination of employment due to death or disability, regardless of whether a change in control occurs. Upon termination of employment prior to a change in control due to death, disability, retirement, involuntary termination or resignation for good reason, a prorated portion of the performance shares underlying the performance-based restricted stock units may become earned and vested at the end of the performance period based on the number of months’ service during the performance period. In the event of a change in control prior to the end of the performance period, the performance shares may be deemed earned based on a prorated performance goal reflecting the shortened performance period, but without proration of the number of performance shares.
(3)	Represents the amount payable to Mr. Stonestreet under his employment agreement in the event his employment is “involuntarily terminated” at the time of or within 12 months following a change in control.
(4)	Represents continued payment of Mr. Stonestreet’s “cash compensation” for a period of three months following his death, as provided in his employment agreement. The amount shown is 25% of his “cash compensation” ($831,128).
(5)	Represents the amount payable under Mr. Stonestreet’s employment agreement to his estate or designated beneficiary in the event that during the six months before, or 12 months after, a change in control, his employment terminates due to death.
(6)	Represents continued payment of Mr. Stonestreet’s “cash compensation” for the remaining term of his employment agreement, assuming that Mr. Stonestreet’s employment is terminated by HomeTrust Bancshares on June 30, 2020 after having established that he is permanently disabled and that the then-remaining term of Mr. Stonestreet’s employment agreement is not renewed and ends on June 30, 2023 ($831,128 per year), less the payout amount of his unused time off allocated for the 2020 calendar year (annualized at $59,177) and less the proceeds of the disability insurance policy maintained for him by HomeTrust Bank or HomeTrust Bancshares ($15,000 per month). As provided in Mr. Stonestreet’s employment agreement, this disability benefit is not payable until after the exhaustion of all paid time off days allocated for the calendar year and is reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares.
(7)	Represents annualized unused paid time off accrued for the 2020 calendar year through June 30, 2020, plus unused paid time off banked from prior years (maximum of one week per calendar year under the Company’s paid time off policy).
(8)	Under his employment agreement, if Mr. Stonestreet’s employment terminates due to permanent disability during the one-year period following a change in control, Mr. Stonestreet is entitled to a payment of 300% of his “cash compensation” and health and other insurance benefits for three years following the change in control.

C. Hunter Westbrook

Termination Scenario	Total Compensation and Health and Other Insurance Benefits Continuation ($)		Payout of Unused Paid Time Off ($)		Life Insurance Benefit ($)	Accelerated Vesting of Stock Options and Restricted Stock Awards and Units ($)		Payment of 300% of Cash Compensation and Continuation of Health and Other Insurance Benefits ($)
If termination for cause occurs	$—		$46,501	(7)	$—	$—		$—

If voluntary termination occurs that does not constitute “involuntary termination” under Employment Agreement	$—		$46,501	(7)	$—	$—		$—

If “involuntary termination” under Employment Agreement occurs, but not at the time of or within 12 months following a change in control	$1,692,073	(1)	$46,501	(7)	$—	$—		$—

If “involuntary termination” under Employment Agreement occurs at the time of or within 12 months following a change in control	$—		$46,501	(7)	$—	$314,800	(2)	$1,692,073	(3)

If termination occurs as a result of death, not within six months before, or 12 months after, a change in control	$134,455	(4)	$46,501	(7)	$800,000	$314,800	(2)	$—

If termination occurs as a result of death within six months before, or 12 months after, a change in control	$—		$46,501	(7)	$800,000	$314,800	(2)	$1,692,073	(5)

If termination occurs as a result of disability, not during the one year period following a change in control	$1,029,868	(6)	$46,501	(7)	$—	$314,800	(2)	$—

If termination occurs as a result of disability during the one year period following a change in control	$—	(8)	$46,501	(7)	$—	$314,800	(2)	$1,692,073	(8)

________________

(1)	Represents the continuation of “cash compensation” (payable monthly) and health and other insurance benefits under Mr. Westbrook’s employment agreement, as described under “—Employment Agreements with Messrs. Stonestreet, Westbrook and VunCannon and Change in Control Severance Agreements with Mr. Caywood and Ms. Labian,” for the remaining term of Mr. Westbrook’s employment agreement, assuming that Mr. Westbrook’s employment is, on June 30, 2020, “involuntarily terminated” but not at the time of or within 12 months following a change in control and that the then-remaining term of Mr. Westbrook’s employment agreement is not renewed and ends on June 30, 2023. For purposes of the above table, Mr. Westbrook’s annual “cash compensation” is calculated as $537,821, and the annual amount of his health and other insurance benefits is calculated at $26,203.
(2)	Represents the value of acceleration of vesting of unvested restricted stock awards and performance-based restricted stock units, based on the closing price per share of the Company’s common stock on June 30, 2020 of $16.00 and assuming the performance-based restricted stock units vest at the target level of performance without proration of the number of underlying performance shares earned, as discussed below. No value is included for the acceleration of vesting of Mr. Westbrook’s unvested stock options because none of such options were in-the-money as of June 30, 2020. All unvested stock options and restricted stock awards vest upon a change in control, regardless of whether employment is terminated, as well as upon termination of employment due to death or disability, regardless of whether a change in control occurs. Upon termination of employment prior to a change in control due to death, disability, retirement, involuntary termination or resignation for good reason, a prorated portion of the performance shares underlying the performance-based restricted stock units may become earned and vested at the end of the performance period based on the number of months’ service during the performance period. In the event of a change in control prior to the end of the performance period, the performance shares may be deemed earned based on a prorated performance goal reflecting the shortened performance period, but without proration of the number of performance shares.
(3)	Represents the amount payable to Mr. Westbrook under his employment agreement in the event his employment is “involuntarily terminated” at the time of or within 12 months following a change in control.
(4)	Represents continued payment of Mr. Westbrook’s “cash compensation” for a period of three months following his death, as provided in his employment agreement. The amount shown is 25% of the annual amount of his “cash compensation” ($537,821).
(5)	Represents the amount payable under Mr. Westbrook’s employment agreement to his estate or designated beneficiary in the event that during the six months before, or 12 months after, a change in control, his employment terminates due to death.
(6)	Represents the continuation of Mr. Westbrook’s “cash compensation” for the remaining term of his employment agreement, assuming that Mr. Westbrook’s employment is terminated by HomeTrust Bancshares on June 30, 2020 after having established that he is permanently disabled and that the then-remaining term of Mr. Westbrook’s employment agreement is not renewed and ends on June 30, 2023 ($537,821 per year), less the payout amount of his unused time off allocated for the 2020 calendar year (annualized at $43,595) and less the proceeds of the disability insurance policy maintained for him by HomeTrust Bank or HomeTrust Bancshares ($15,000 per month). As provided in Mr. Westbrook’s employment agreement, this disability benefit is not payable until after the exhaustion of all paid time off days allocated for the calendar year and is reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares.
(7)	Represents annualized unused paid time off accrued for the 2020 calendar year through June 30, 2020, plus unused paid time off banked from prior years (maximum of one week per calendar year under the Company’s paid time off policy).
(8)	Under his employment agreement, if Mr. Westbrook’s employment terminates due to disability during the one-year period following a change in control, Mr. Westbrook is entitled to a payment of 300% of his “cash compensation” and health and other insurance benefits for three years following the change in control.

Tony J. VunCannon

Termination Scenario	Total Compensation and Health and Other Insurance Benefits Continuation ($)		Payout of Unused Paid Time Off ($)		Life Insurance Benefit ($)	Accelerated Vesting of Stock Options and Restricted Stock Awards and Units ($)		Payment of 300% of Cash Compensation and Continuation of Health and Other Insurance Benefits ($)
If termination for cause occurs	$—		$31,773	(7)	$—	$—		$—

If voluntary termination occurs that does not constitute “involuntary termination” under Employment Agreement	$—		$31,773	(7)	$—	$—		$—

If “involuntary termination” under Employment Agreement occurs, but not at the time of or within 12 months following a change in control	$718,082	(1)	$31,773	(7)	$—	$—		$—

If “involuntary termination” under Employment Agreement occurs at the time of or within 12 months following a change in control	$—		$31,773	(7)	$—	$72,400	(2)	$1,077,123	(3)

If termination occurs as a result of death, not within six months before, or 12 months after, a change in control	$84,490	(4)	$31,773	(7)	$600,000	$72,400	(2)	$—

If termination occurs as a result of death within six months before, or 12 months after, a change in control	$—		$31,773	(7)	$600,000	$72,400	(2)	$1,077,123	(5)

If termination occurs as a result of disability, not during the one year period following a change in control	$289,109	(6)	$31,773	(7)	$—	$72,400	(2)	$—

If termination occurs as a result of disability during the one year period following a change in control	$—	(8)	$31,773	(7)	$—	$72,400	(2)	$1,077,123	(8)

________________

(1)	Represents the continuation of “cash compensation” (payable monthly) and health and other insurance benefits under Mr. VunCannon’s employment agreement, as described under “—Employment Agreements with Messrs. Stonestreet, Westbrook and VunCannon and Change in Control Severance Agreements with Mr. Caywood and Ms. Labian,” for the remaining term of Mr. VunCannon’s employment agreement, assuming that Mr. VunCannon’s employment is, on June 30, 2020, “involuntarily terminated” but not at the time of or within 12 months following a change in control and that the then-remaining term of Mr. VunCannon’s employment agreement is not renewed and ends on June 30, 2022. For purposes of the above table, Mr. VunCannon’s annual “cash compensation” is calculated as $337,959, and the annual amount of his health and other insurance benefits is calculated at $21,081.
(2)	Represents the value of acceleration of vesting of unvested restricted stock awards and performance-based restricted stock units, based on the closing price per share of the Company’s common stock on June 30, 2020 of $16.00 and assuming the performance-based restricted stock units vest at the target level of performance without proration of the number of underlying performance shares earned, as discussed below. No value is included for the acceleration of vesting of Mr. VunCannon’s unvested stock options because none of such options were in-the-money as of June 30, 2020. All unvested stock options and restricted stock awards vest upon a change in control, regardless of whether employment is terminated, as well as upon termination of employment due to death or disability, regardless of whether a change in control occurs. Upon termination of employment prior to a change in control due to death, disability, retirement, involuntary termination or resignation for good reason, a prorated portion of the performance shares underlying the performance-based restricted stock units may become earned and vested at the end of the performance period based on the number of months’ service during the performance period. In the event of a change in control prior to the end of the performance period, the performance shares may be deemed earned based on a prorated performance goal reflecting the shortened performance period, but without proration of the number of performance shares.
(3)	Represents the amount payable to Mr. VunCannon under his employment agreement in the event his employment is “involuntarily terminated” at the time of or within 12 months following a change in control.
(4)	Represents continued payment of Mr. VunCannon’s “cash compensation” for a period of three months following his death, as provided in his employment agreement. The amount shown is 25% of the annual amount of his “cash compensation” ($337,959).
(5)	Represents the amount payable under Mr. VunCannon’s employment agreement to his estate or designated beneficiary in the event that during the six months before, or 12 months after, a change in control, his employment terminates due to death.
(6)	Represents the continuation of Mr. VunCannon’s “cash compensation” for the remaining term of his employment agreement, assuming that Mr. VunCannon’s employment is terminated by HomeTrust Bancshares on June 30, 2020 after having established that he is permanently disabled and that the then-remaining term of Mr. VunCannon’s employment agreement is not renewed and ends on June 30, 2022 ($337,959 per year), less the payout amount of his unused time off allocated for the 2020 calendar year (annualized at $26,809) and less the proceeds of the disability insurance policy maintained for him by HomeTrust Bank or HomeTrust Bancshares ($15,000 per month). As provided in Mr. VunCannon’s employment agreement, this disability benefit is not payable until after the exhaustion of all paid time off days allocated for the calendar year and is reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares.
(7)	Represents annualized unused paid time off accrued for the 2020 calendar year through June 30, 2020, plus unused paid time off banked from prior years (maximum of one week per calendar year under the Company’s paid time off policy).
(8)	Under his employment agreement, if Mr. VunCannon’s employment terminates due to disability during the one-year period following a change in control, Mr. VunCannon is entitled to a payment of 300% of his “cash compensation” and health and other insurance benefits for three years following the change in control.

Marty T. Caywood

Termination Scenario	Payout of Unused Paid Time Off ($)		Life Insurance Benefit ($)	Accelerated Vesting of Stock Options and Restricted Stock Awards and Units ($)		Payment of 200% of Cash Compensation and Continuation of Health Insurance Benefits ($)

If voluntary termination occurs	$25,259	(1)	$—	$—		$—

If involuntary termination occurs	$25,259	(1)	$—	$—		$—

If a change in control occurs	$—		$—	$72,400	(2)	$—

If “involuntary termination” under Change in Control Severance Agreement occurs at the time of or within 12 months following a change in control	$25,259	(1)	$—	$72,400	(2)	$672,763	(3)

If termination occurs as a result of death	$25,259	(1)	$500,000	$72,400	(2)	$—

If termination occurs as a result of disability	$25,259	(1)	$—	$72,400	(2)	$—

________________

(1)	Represents annualized unused paid time off accrued for the 2020 calendar year through June 30, 2020, plus unused paid time off banked from prior years (maximum of one week per calendar year under the Company’s paid time off policy).
(2)	Represents the value of acceleration of vesting of unvested restricted stock awards and performance-based restricted stock units, based on the closing price per share of the Company’s common stock on June 30, 2020 of $16.00 and assuming the performance-based restricted stock units vest at the target level of performance without proration of the number of underlying performance shares earned, as discussed below. No value is included for the acceleration of vesting of Mr. Caywood’s unvested stock options because none of such options were in-the-money as of June 30, 2020. All unvested stock options and restricted stock awards vest upon a change in control, regardless of whether employment is terminated, as well as upon termination of employment due to death or disability, regardless of whether a change in control occurs. Upon termination of employment prior to a change in control due to death, disability, retirement, involuntary termination or resignation for good reason, a prorated portion of the performance shares underlying the performance-based restricted stock units may become earned and vested at the end of the performance period based on the number of months’ service during the performance period. In the event of a change in control prior to the end of the performance period, the performance shares may be deemed earned based on a prorated performance goal reflecting the shortened performance period, but without proration of the number of performance shares.
(3)	Represents the amount payable to Mr. Caywood under his change in control severance agreement in the event that his employment is “involuntarily terminated” at the time of or 12 months following a change in control.

Paula C. Labian

Termination Scenario	Payout of Unused Paid Time Off ($)		Life Insurance Benefit ($)	Accelerated Vesting of Stock Options and Restricted Stock Awards and Units ($)		Payment of 200% of “Cash Compensation” and Continuation of Health Insurance Benefits ($)

If voluntary termination occurs	$18,488	(1)	$—	$—		$—

If involuntary termination occurs	$18,488	(1)	$—	$—		$—

If a change in control occurs	$—		$—	$124,000	(2)	$—

If “involuntary termination” under Change in Control Severance Agreement occurs at the time of or within 12 months following a change in control	$18,488	(1)	$—	$124,000	(2)	$564,802	(3)

If termination occurs as a result of death	$18,488	(1)	$500,000	$124,000	(2)	$—

If termination occurs as a result of disability	$18,488	(1)	$—	$124,000	(2)	$—

________________

(1)	Represents annualized unused paid time off accrued for the 2020 calendar year through June 30, 2020, plus unused paid time off banked from prior years (maximum of one week per calendar year under the Company’s paid time off policy).
(2)	Represents the value of acceleration of vesting of unvested restricted stock awards and performance-based restricted stock units, based on the closing price per share of the Company’s common stock on June 30, 2020 of $16.00 and assuming the performance-based restricted stock units vest at the target level of performance without proration of the number of underlying performance shares earned, as discussed below. No value is included for the acceleration of vesting of Ms. Labian’s unvested stock options because none of such options were in-the-money as of June 30, 2020. All unvested stock options and restricted stock awards vest upon a change in control, regardless of whether employment is terminated, as well as upon termination of employment due to death or disability, regardless of whether a change in control occurs. Upon termination of employment prior to a change in control due to death, disability, retirement, involuntary termination or resignation for good reason, a prorated portion of the performance shares underlying the performance-based restricted stock units may become earned and vested at the end of the performance period based on the number of months’ service during the performance period. In the event of a change in control prior to the end of the performance period, the performance shares may be deemed earned based on a prorated performance goal reflecting the shortened performance period, but without proration of the number of performance shares.
(3)	Represents the amount payable to Ms. Labian under her change in control severance agreement in the event that her employment is “involuntarily terminated” at the time of or 12 months following a change in control.

Compensation Committee Report

The Compensation Committee of the HomeTrust Bancshares, Inc. Board of Directors has reviewed and discussed the Compensation Discussion and Analysis contained above with management and, based on such review and discussion, the Compensation Committee recommended to the HomeTrust Bancshares Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the following members of the Compensation Committee of the HomeTrust Bancshares, Inc. Board of Directors:

Craig C. Koontz (Chair)

J. Steven Goforth

Robert E. James, Jr.

Rebekah M. Lowe

Richard T. Williams

CEO Pay Ratio

As required by the Dodd-Frank Act and the SEC’s implementing rules, we are providing the following information about the relationship of the compensation of our Chairman, President and CEO, Dana L. Stonestreet, to the compensation of our median employee. The pay ratio set forth below is a reasonable estimate determined in a manner consistent with the SEC’s rules.

For the fiscal year ended June 30, 2020, our last completed fiscal year:

•	the annual total compensation of our median employee was $60,010;
•	the annual total compensation of our CEO was $1,050,884; and
•	the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 17.5 to 1.

The Company identified the median employee using the amount of total cash earnings (base salary, bonus, paid time off and any other cash payments) during the fiscal year ended June 30, 2018 for each employee (other than our CEO) included in our payroll records as of June 30, 2018. Earnings were annualized for those employees who were not employed for the full year. The employee originally identified as our median employee based on total cash earnings during the fiscal year ended June 30, 2018 is no longer with our company. Under SEC rules, we are permitted to use another employee whose compensation is substantially similar to the original median employee based on the compensation measure we used to select the original median employee. The Company calculated annual total compensation for fiscal 2020 for this new median employee (who was also our median employee for fiscal 2019) and our CEO applying the same methodology used in the calculation of the amounts in the “Total” column of the Summary Compensation Table for our CEO and other named executive officers plus the group health insurance premiums the Bank paid on behalf of the new median employee and our CEO of $8,022 and $10,539, respectively.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Related Party Transactions. Under a written policy adopted by the Company’s Board of Directors, the Board’s Audit Committee is responsible for the review, approval or ratification of all “related party transactions” (defined as transactions requiring disclosure under Item 404(a) of SEC Regulation S-K). Under the policy, each “related person” (defined as any director, any officer for purposes of Section 16 of the Securities Exchange Act of 1934, any nominee for election as a director, any person beneficially owning in excess of five percent of any class of the Company’s voting securities and any immediate family member of any such person) must promptly notify the Chief Human Resources Officer of any material interest that the related person has, had or may have in a related party transaction, including a description of the transaction and the aggregate dollar amount involved. The Chief Human Resources Officer must thereafter promptly notify the Chair of the Audit Committee of the same.

In determining whether to approve or ratify a related party transaction, the Audit Committee must consider, among other factors: (i) whether the related party transaction is entered into on terms no less favorable to the Company and its subsidiaries than terms generally available to an unaffiliated third-party under the same or similar circumstances; (ii) the results of an appraisal, if any; (iii) whether there was a bidding process and the results thereof; (iv) review of the valuation methodology used and alternative approaches to valuation of the transaction; and (v) the extent of the related person’s interest in the transaction. The policy further provides that the Audit Committee will review the following information when assessing a related party transaction: (a) the terms of the transaction; (b) the related person’s interest in the transaction; (c) the purpose and timing of the transaction; (d) whether the Company or any of its subsidiaries is a party to the transaction, and if not, the nature and extent of the Company’s or its subsidiary’s participation in the transaction; (e) if the transaction involves the sale of an asset, a description of the asset, including date acquired and cost basis; (f) information concerning potential counterparties in the transaction; (g) the approximate dollar value of the transaction and the approximate dollar value of the related person’s interest in the transaction; (h) any provisions or limitations imposed as a result of entering into the transaction; (i) whether the transaction includes any potential reputational risk issues that may arise as a result of or in connection with the transaction; (j) if the related person is a director of the Company or nominee for election as a director of the Company, whether the transaction could affect the person’s status as an independent director; and (k) any other relevant information regarding the transaction.

The policy generally exempts ordinary course banking transactions and other transactions that do not require disclosure under Item 404(a) of SEC Regulation S-K.

Loans. HomeTrust Bank has followed a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations. Loans to directors and executive officers and their related persons are made in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those of comparable transactions with persons not related to HomeTrust Bank prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Sidney A. Biesecker. Director Sidney A. Biesecker was employed by HomeTrust Bank as President of the Industrial Federal Bank banking division until his retirement from that position on January 31, 2015. Under his joinder agreement to the SERP, Mr. Biesecker’s supplemental retirement income benefit is comprised of the following: (1) a 20-year annual benefit, payable monthly, of $150,000; and (2) a separate, additional 20-year retirement benefit, payable monthly, in the initial annual amount of $30,000 subject to an annual increase of 5% per year commencing with the second year of the payout period. Mr. Biesecker first became a participant in the SERP during fiscal 2010. Mr. Biesecker has an additional retirement benefit under a Supplemental Income Agreement that he originally entered into with Industrial Federal Bank in 1996, which HomeTrust Bank assumed in connection with its acquisition of Industrial Federal Bank in fiscal 2010. The actuarial present values of Mr. Biesecker’s accumulated benefits under the SERP and the Supplemental Income Agreement decreased by $70,148 and $8,186, respectively, from June 30, 2019 to June 30, 2020. During fiscal 2020, Mr. Biesecker received payments of SERP benefits totaling $150,000 and payments under the Supplemental Income Agreement of $14,400. In addition, during fiscal 2020, Mr. Biesecker received above-market interest on amounts deferred under the EMCP of $10,591.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. The Company believes that, based solely on a review of these reports, as filed electronically with the SEC, and written representations from the Company’s directors and executive officers that no other reports were required to be filed by them during or with respect to the fiscal year ended June 30, 2020, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were complied with during or with respect to fiscal year 2020, except for the inadvertent failure by Mr. Switzer to timely file a Form 4 for one transaction.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and the system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to the financial statements’ conformity with accounting principles generally accepted in the United States of America. It is the Audit Committee's responsibility to monitor and oversee these processes and procedures.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2020 with management. The Audit Committee has discussed with Dixon Hughes Goodman LLP, the Company’s independent auditors, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees.

The Audit Committee has also received the written disclosures and the letter from Dixon Hughes Goodman LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Dixon Hughes Goodman LLP’s communications with the Audit Committee concerning independence as currently in effect and discussed with Dixon Hughes Goodman LLP their independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the HomeTrust Bancshares Inc. Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, for filing with the SEC.

The foregoing report is furnished by the following members of the Audit Committee of the HomeTrust Bancshares, Inc. Board of Directors.

Laura C. Kendall (Chair)	Craig C. Koontz
F.K. McFarland III	John A. Switzer

PROPOSAL II. ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Beginning with our annual meeting of stockholders held in November 2018 (following our fiscal year ended June 30, 2018), we have been required, like most other publicly held companies, to include a non-binding vote to approve the compensation of our executives in our proxy statement pursuant to the Dodd-Frank Act and the SEC’s implementing rules, commonly known as a “say on pay” vote. The Dodd-Frank Act requires that we include a say on pay vote in our annual meeting proxy statement at least once every three years, and that at least once every six years we hold a non-binding, advisory vote on the frequency of future say on pay votes (commonly referred to as a “say on pay frequency vote”), with stockholders having the choice of every year, every two years or every three years. We had a say on pay frequency vote at our annual meeting of stockholders held in November 2018, and the most votes were received for a frequency of every year.  Our Board of Directors determined, in light of those results, that we will include a say on pay vote in our annual meeting proxy materials every year until the next required say on pay frequency vote is held (following our fiscal year ending June 30, 2024).

The say on pay proposal at the annual meeting gives stockholders the opportunity to endorse or not endorse the compensation of the Company’s named executive officers as disclosed in this proxy statement. The proposal is expected to be presented at the annual meeting as a resolution in substantially the following form:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the annual meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

This vote will not be binding on the Company’s Board of Directors and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board. Nor will it affect any compensation paid or awarded to any executive. The Compensation Committee and the Board may, however, consider the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of stockholder value.  The Board of Directors believes that our compensation policies and procedures achieve this objective, and therefore recommends that stockholders vote FOR this proposal.

PROPOSAL III
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Company’s Board of Directors has renewed the Company’s arrangement for Dixon Hughes Goodman LLP to be the Company’s independent auditors for the fiscal year ending June 30, 2021, subject to the ratification of that appointment by the Company’s stockholders at the annual meeting. A representative of Dixon Hughes Goodman LLP is expected to attend the annual meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

During the fiscal years ended June 30, 2020 and 2019, Dixon Hughes Goodman LLP provided various audit, audit related and non-audit services to the Company. Set forth below are the aggregate fees billed for these services:

(a)	Audit Fees: Aggregate fees billed for professional services rendered during both fiscal years for the audit of annual financial statements, statutory internal control attestation and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q: $357,782 - fiscal 2020; and $315,927 - fiscal 2019.
(b)	Audit Related Fees: Aggregate fees billed for professional services rendered during both fiscal years for the audits of HomeTrust Bank’s KSOP: $40,950 - fiscal 2020; and $25,600 - fiscal 2019.
(c)	Tax Fees: Aggregate fees billed for professional services rendered during both fiscal years related to tax compliance and tax return preparation: $75,324 - fiscal 2020; and $51,545 - fiscal 2019.
(d)	All Other Fees: $0 - fiscal 2020; and $0 - fiscal 2019.

The Audit Committee pre-approves all audit and permissible non-audit services to be provided by Dixon Hughes Goodman LLP and the estimated fees for these services. None of the services provided by Dixon Hughes Goodman LLP described in items (a)-(d) above were approved by the Audit Committee pursuant to a waiver of the pre-approval requirements of the SEC’s rules and regulations.

The Company’s Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent auditors for the fiscal year ending June 30, 2021.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the Company’s proxy materials for the Company’s next annual meeting of stockholders, any stockholder proposal to take action at the meeting must be received at the Company’s executive office at 10 Woodfin Street, Asheville, North Carolina no later than June 7, 2021. All stockholder proposals submitted for inclusion in the Company’s proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and, as with any stockholder proposal (regardless of whether included in the Company’s proxy materials), the Company’s charter and bylaws.

In addition to the deadline and other requirements referred to above for submitting a stockholder proposal to be included in the Company’s proxy materials for its next annual meeting of stockholders, the Company’s bylaws require a separate notification to be made in order for a stockholder proposal to be eligible for presentation at the meeting, regardless of whether the proposal is included in the Company’s proxy materials for the meeting.  In order to be eligible for presentation at the Company’s next annual meeting of stockholders, written notice of a stockholder proposal containing the information specified in Article I, Section 6 of the Company’s bylaws must be received by the Secretary of the Company not earlier than the close of business on July 19, 2021 and not later than the close of business on August 18, 2021.  If, however, the date of the next annual meeting is before October 27, 2021 or after January 15, 2022, the notice of the stockholder proposal must instead be received by the Company’s Secretary not earlier than the close of business on the 120th day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th day before the date of the next annual meeting or the tenth day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or otherwise transmitted or the day on which public announcement of the date of the next annual meeting is first made by the Company.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

ADDITIONAL INFORMATION

The Company will pay the costs of soliciting proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by facsimile, telephone, e-mail or other electronic means, without additional compensation.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59pm, Eastern Time, on November 15, 2020. Online Go to www.envisionreports.com/HTBI or scan the QR code — login details are located in the shaded bar below. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/HTBI Annual Meeting Proxy Card q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote “FOR” the nominees in Proposal 1, a vote “FOR” Proposal 2 and a vote “FOR” Proposal 3. For Withhold For Withhold For Withhold + 1. Election of Directors:* 01 - Robert E. James, Jr. 02 - Craig C. Koontz 03 - F. K. McFarland, III *The election of three directors, each for a term of three years. 2. An advisory (non-binding) vote on executive compensation (commonly referred to as a “say on pay vote”). For Against Abstain 3. The ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent auditors for the fiscal year ending June 30, 2021. For Against Abstain B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 03BKVB 3 2 C V + Important notice regarding the Internet availability of proxy materials for the HOMETRUST BANCSHARES, INC. 2020 Annual Meeting of Stockholders. The Proxy Statement and the 2020 Annual Report to Stockholders are available at: http://www.envisionreports.com/HTBI Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/HTBI q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q REVOCABLE PROXY — HOMETRUST BANCSHARES, INC. + ANNUAL MEETING OF STOCKHOLDERS NOVEMBER 16, 2020 10:00 a.m. This proxy is solicited on behalf of the Board of Directors The undersigned hereby revokes all proxies previously given with respect to all shares of common stock, $.01 par value per share, of HomeTrust Bancshares, Inc. (the “Company”) which the undersigned is entitled to vote at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”), to be held at the Renaissance Hotel, 31 Woodfin Street, Asheville, North Carolina, on November 16, 2020, at 10:00 a.m., local time, and appoints the members of the Board of Directors of the Company, with full power of substitution, to act as proxies for the undersigned for the purpose of voting such stock at the Annual Meeting, and at any and all adjournments or postponements thereof, as fully and with the same effect as the undersigned might or could do if personally present, as indicated on the reverse side. This proxy may be revoked in the manner described in the Company’s proxy statement for the Annual Meeting. The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of the Notice of Annual Meeting, proxy statement and Annual Report for the fiscal year ended June 30, 2020. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS (Continued, and to be marked, dated and signed, on the other side) C Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. +